UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a‑12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Thursday, June 13, 2019 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked:

1	To elect eleven directors to serve on our Board of Directors for the ensuing year,
2	For an advisory and non-binding vote on the compensation of our named executive officers,
3

To approve the amendment to our 2015 Long-Term Incentive Plan, as amended, to increase the number of shares of common stock authorized for grant and issuance pursuant to awards under the Plan by 2,500,000 shares and

4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.

At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

Thank you for your cooperation.

Very truly yours,

Morris Goldfarb
Chief Executive Officer

May 3, 2019

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of G-III Apparel Group, Ltd. will be held on:

Thursday, June 13, 2019	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

For the following purposes:

1	To elect eleven directors to serve on our Board of Directors for the ensuing year,
2	To hold an advisory and non-binding vote on the compensation of our named executive officers,
3

To approve the amendment to our 2015 Long-Term Incentive Plan, as amended, to increase the number of shares of common stock authorized for grant and issuance pursuant to awards under the Plan by 2,500,000 shares,

4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 and
5	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

 Only stockholders of record at the close of business on April 22, 2019 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.  No postage is required if the proxy is mailed in the United States. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 13, 2019

The Proxy Statement and our 2018 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.

By Order of the Board of Directors

Wayne S. Miller
Secretary
New York, NY
May 3, 2019

1	PROXY STATEMENT	21	Leadership Structure of the Board
1	General Information	22	Additional Corporate Governance Policies
4	PROXY SUMMARY	23	CORPORATE SOCIAL RESPONSIBILITY
4	Annual Meeting of Stockholders	25	COMPENSATION DISCUSSION AND ANALYSIS
4	Business Information—About G-III	25	CD&A Table of Contents
5	Our Business Performance in Fiscal 2019	26	Executive Summary
5	Strategic Initiatives	33	Elements of Our Compensation Program—What We Pay and Why
6	Leadership Priorities in Fiscal 2019	41	Other Compensation and Governance Programs, Policies and Considerations
8	Our Director Nominees	42	How We Make Compensation Decisions
9	Governance Highlights	44	COMPENSATION COMMITTEE REPORT
9	Stockholder Outreach	45	EXECUTIVE COMPENSATION TABLES
10	Environmental, Social and Governance Initiatives	57	CEO PAY RATIO
10	Executive Compensation Highlights	58	DIRECTOR COMPENSATION
13	Our Performance Metrics and Why We Use Them	60	PROPOSAL NO. 1 ELECTION OF DIRECTORS
13	Approval of Amendment to Our 2015 Long-Term Incentive Plan	64	PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
14	BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT	65	PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO OUR 2015 LONG-TERM INCENTIVE PLAN
16	Section 16(a) Beneficial Ownership Reporting Compliance	65	General Information
17	CORPORATE GOVERNANCE	72	AUDIT COMMITTEE REPORT
17	Board of Directors	74	PROPOSAL NO 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
17	Audit Committee	75	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
18	Compensation Committee	76	STOCKHOLDER PROPOSALS
19	Nominating and Corporate Governance Committee	77	OTHER BUSINESS
20	Stockholder Communications	A-1	APPENDIX A G-III Apparel Group, Ltd. Amended 2015 Long-Term Incentive Plan (as proposed to be amended and restated as of June __, 2019)
21	Risk Oversight

How to Vote in Advance
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card or voting instruction form in hand and follow the below instructions:
By telephone – You can vote your shares by calling the number on your proxy card or voting instruction form
By Internet – You can vote your shares online at the website shown on your proxy card or voting instruction form
By mail – Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

2019 PROXY STATEMENT / i

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

PROXY STATEMENT

General Information

This Proxy Statement (first mailed to stockholders on or about May 3, 2019) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on:

Thursday, June 13, 2019	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

It is proposed that, at the Annual Meeting, we:

1	Elect eleven directors to serve on our Board of Directors for the ensuing year,
2	Hold an advisory and non-binding vote on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”),
3

Approve the amendment to our 2015 Long-Term Incentive Plan, as amended (the “2015 Plan”), to increase the number of shares of Common Stock authorized for grant and issuance pursuant to awards under the Plan by 2,500,000 shares and

4	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed, or you may vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Beneficial owners of our Common Stock should contact their bank, brokerage firm or other custodian, nominee, or fiduciary if they wish to revoke their proxy.

2019 PROXY STATEMENT / 1

Proxy Statement

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby:

(i)	“FOR” the election of each of the eleven nominees for director as shown on the form of proxy,
(ii)	“FOR” approval of the compensation of our Named Executive Officers,
(iii)	“FOR” approval of the amendment to our 2015 Plan to increase the number of shares of Common Stock authorized for grant and issuance pursuant to awards under the Plan by 2,500,000 shares,
(iv)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 and
(v)	in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On April 22, 2019, there were 48,921,735 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 22, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current New York Stock Exchange rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020, but will not be authorized to vote with respect to the (i) election of our eleven nominees for director, (ii) advisory vote on the compensation of our Named Executive Officers or (iii) the approval of an amendment to our 2015 Plan, unless you provide voting instructions to your broker.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The eleven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors; provided, however, that pursuant to our Director Selection and Qualification Standards and Resignation Policy, any nominee for director in this uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee and the Board of Directors will consider the resignation and determine whether or not to accept the resignation.

See “Corporate Governance—Additional Corporate Governance Policies—Director Selection and Qualification Standards and Resignation Policy” for a more complete description of the application of this Policy.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.

You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve, on an advisory basis, the compensation of our Named Executive Officers, the proposal to approve the amendment to our 2015 Plan to increase the number of shares of Common Stock authorized for grant and issuance pursuant to awards under the 2015 Plan by 2,500,000

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Proxy Statement

shares and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

STOCK SPLIT

On April 1, 2015, our Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend effective for stockholders of record on April 20, 2015 that was distributed on May 1, 2015. All share and per share amounts in this Proxy Statement for periods prior to May 1, 2015 have been retroactively adjusted to reflect this stock split.

2019 PROXY STATEMENT / 3

PROXY SUMMARY

This summary highlights information on the proposals that require your vote at the Annual Meeting, as well as information on our business, our Board of Directors and our corporate governance structure. This summary does not contain all of the information that you should consider before voting and we ask that you read the entire Proxy Statement carefully. As used in the Proxy Statement, “G-III,” “our company” and “we” refer to G-III Apparel Group, Ltd. and its subsidiaries.

Annual Meeting of Stockholders	Proposals That Require Your Vote
Date and Time June 13, 2019, 10:00 a.m. New York time	Proposal		Board Vote Recommendation	More Information
	1	Annual election of 11 directors	FOR each Nominee	Page 60
Place The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas, 30th Floor New York, New York 10019	2	Advisory vote on the compensation of our Named Executive Officers	FOR	Page 64
	3	Approval of an amendment to our 2015 Long-Term Incentive Plan	FOR	Page 65
Record Date April 22, 2019	4	Ratification of appointment of independent registered public accounting firm	FOR	Page 74
Availability of Proxy Materials The Proxy Statement and our 2018 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.	Business Information—About G-III

G-III designs, sources and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as women’s handbags, footwear, small leather goods, cold weather accessories and luggage.

Under the leadership of Morris Goldfarb and a seasoned executive team with a long track record of delivering strong returns to stockholders, we have evolved from a small leather apparel manufacturer to the diversified apparel company we are today. G-III has a substantial portfolio of more than 30 licensed and proprietary brands, anchored by five global power brands: DKNY,  Donna Karan,  Calvin Klein,  Tommy Hilfiger and Karl Lagerfeld Paris.

We are not only licensees, but also brand owners, and we distribute our products through multiple channels of distribution, including brick and mortar and online channels. These brands are complementary, and we expect continued growth from our largest brand, Calvin Klein, as well as more significant growth from our other brands including DKNY,  Donna Karan,  Tommy Hilfiger and Karl Lagerfeld Paris.

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Proxy Summary

Our Business Performance in Fiscal 2019

Fiscal 2019 stands out as G-III’s best year ever.	We closed our fiscal year with record-breaking results for: • Net sales • Net income • Pre-tax income • Earnings per share

Our pre-tax income for fiscal 2019 was 67% greater than in fiscal 2018 and exceeded our forecast for fiscal 2019 by 35%. Our performance and the momentum we are carrying into the year in front of us reflect continued growth across our portfolio of brands.

Strategic Initiatives

We are focused on the following strategic initiatives, which we believe are critical to our long-term success:

•

Owning Brands. We now own a portfolio of proprietary brands, including DKNY,  Donna Karan,  Vilebrequin,   Eliza J, G.H. Bass and Andrew Marc. Owning our own brands is advantageous to us for several reasons:

‒We can realize significantly higher operating margins because we are not required to pay licensing fees on sales by us of our proprietary products.

2019 PROXY STATEMENT / 5

Proxy Summary

‒We are able to license our proprietary brands in new categories and geographies to best in class licensees that enables us to generate licensing revenues (which have no related cost of goods sold) for classes of products not manufactured by us.

‒We are able to build equity in these brands to benefit the long-term interests of our stockholders.

‒There are no channel restrictions, permitting us to market our products internationally, and to utilize a variety of different distribution channels, including online and off-price channels.

•

Focusing on Our Five Global Power Brands. While we sell products under more than 30 licensed and proprietary brands, five global power brands anchor our business: DKNY,  Donna Karan, Calvin Klein,  Tommy Hilfiger and Karl Lagerfeld Paris. Each of these brands has substantial name recognition and is well-known in the marketplace. We believe each brand also provides us with significant growth opportunities.

•

Expanding Our International Business.  We continue to expand our international business and enter into new markets worldwide. We believe that the international sales and profit opportunity is quite significant for our DKNY and Donna Karan businesses.

•

Increasing Online Business Opportunities. We continue to make changes to our business to address the challenges and opportunities created by the evolving role of the online marketplace in the retail sector and expect to increase sales of our products in an omni-channel environment. We are investing in digital personnel, marketing, logistics, planning and distribution. We believe that consumers are increasingly engaging with brands through online channels, and that this trend will continue to grow in the coming years. The five global power brands that serve as the anchor of our business position us to be the direct beneficiaries of this trend, whether by continuing to leverage our partnerships with the online businesses operated by our licensors and major retailers to facilitate customer engagement or by building out our own online capabilities.

•

Reducing the Losses in Our Retail Business. We are focused on significantly reducing the losses of our retail business by terminating or renegotiating long-term leases as they come up for renewal, implementing cost-cutting initiatives, revising our merchandising strategies and repurposing certain Wilsons and G.H. Bass stores for our Karl Lagerfeld Paris or DKNY brands. We also hired a new President of our retail business who is an industry veteran with a proven track record at leading retailers.

Leadership Priorities in Fiscal 2019

USING OUR COMPETITIVE ADVANTAGES TO DRIVE BUSINESS PERFORMANCE

In fiscal 2019, G-III continued its efforts to drive growth. We are harnessing our competitive advantages to drive our strategic initiatives described above.

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Proxy Summary

DONNA KARAN INTERNATIONAL

The ongoing development of the Donna Karan International (“DKI”) businesses serves as a pillar of our strategic efforts. The acquisition of DKI added two proprietary global power brands to our growing portfolio and the ability to expand our footprint globally, while enabling us to compete more effectively in omni-channel retail. The acquisition of DKI fits squarely into our strategy to diversify and expand our business and to increase our ownership of brands. We believe that DKNY and Donna Karan are two of the most iconic and recognizable power brands and that we are well positioned to unlock their potential, resulting in a much bigger opportunity than their previous management had realized. We are focusing on the expansion of the DKNY brand, while continuing to re-establish Donna Karan and other associated brands. We are leveraging our demonstrated ability to drive organic growth and develop talent throughout our company to maximize the potential of the DKNY and Donna Karan brands.

In fiscal 2018 and fiscal 2019, we restructured and repositioned the DKNY and Donna Karan brands.  We re-launched the DKNY apparel line and also re-launched Donna Karan as an aspirational luxury brand that is priced above DKNY and targeted to fine department stores globally. These steps began paying off in the second half of fiscal 2018 and through fiscal 2019. Our strategy is for DKNY and Donna Karan to be more accessible brands, both designed and priced to reach a wider range of customers. We believe there is untapped global licensing and distribution potential for these brands and intend to grow royalty streams in the DKNY and Donna Karan businesses through expansion of additional categories with existing licensees, as well as new categories with new licensees. We are committed to making DKNY the premier fashion and lifestyle brand.

CALVIN KLEIN

We have continually expanded our relationship with Calvin Klein, our most important license relationship representing over $1 billion of our sales in fiscal 2019. Initially, we had licenses for Calvin Klein men’s and women’s outerwear. We subsequently added licenses for women’s suits, dresses, women’s performance wear, women’s better sportswear, men’s and women’s swimwear, women’s handbags and small leather goods and luggage, as well as to operate Calvin Klein Performance retail stores in the United States.

TOMMY HILFIGER AND KARL LAGERFELD PARIS

We have expanded our licensing relationship with Tommy Hilfiger which includes all women’s apparel categories (excluding intimates, sleepwear and accessories) in the United States and Canada. This expansion has complemented our other Tommy Hilfiger licenses for men’s and women’s outerwear and luggage. We also have continued to expand our partnership with Karl Lagerfeld as we now design, source and produce women’s apparel, women’s handbags, men’s apparel and women’s and men’s footwear under the Karl Lagerfeld Paris brand.

We believe that retailers today are seeking resources with the size and power to partner effectively on all aspects of the supply chain, from design, sourcing and quality control to logistics and warehousing. We believe that G-III is a partner of choice in these endeavors, and that we are well-positioned to capitalize on our competitive advantages to expand our position as an all-season diversified apparel company.

2019 PROXY STATEMENT / 7

Proxy Summary

Our Director Nominees

The Board of Directors recommends that stockholders vote FOR Proposal No. 1 to elect eleven directors to serve on our Board of Directors for the ensuing year. Allen Sirkin, a current director, has decided not to stand for reelection at the Annual Meeting. Victor Herrero is a new director nominee.

Our director nominees are listed below.

Name and Primary Occupation	Age	Director since	Independent	Committee and Board Roles
				Audit	Compensation	Nominating & Corporate Governance
Morris Goldfarb Chairman & CEO, G-III	68	1974
Sammy Aaron Vice Chairman and President, G-III	59	2005
Thomas J. Brosig President, Nikki Beach Worldwide and President and CEO, Penrod’s Restaurant Group	69	1992		●
Alan Feller Retired CFO, G-III	77	1996
Jeffrey Goldfarb Executive Vice President, G-III	42	2009
Victor Herrero Former Chief Executive Officer of Guess?, Inc.	50	New Nominee
Jeanette Nostra Senior Advisor, G-III	67	2013
Laura Pomerantz Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield	71	2005			●
Willem van Bokhorst Managing Partner, STvB Advocaten	73	1989		●	●
Cheryl Vitali General Manager, Kiehl’s Worldwide division of L’Oréal	58	2011				●
Richard White CEO, Aeolus Capital Group LLC	65	2003		●		●
Meetings in Fiscal 2019				8	9	1

Committee Chair	● Member	Financial Expert	Chairman of the Board	Lead Independent Director

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Proxy Summary

Governance Highlights

G-III has established strong policies that follow best practices for corporate governance:

Annual election of directors	Robust stock ownership guidelines for executive officers and directors
Experienced Lead Independent Director	Anti-pledging and anti-hedging policies
Regular executive sessions of independent directors	Clawback policy for executive compensation in the event of financial restatements
Board committees composed entirely of independent directors	Established standards for director selection, independence and qualifications
Extensive stockholder outreach led by our Lead Independent Director and COO to obtain direct stockholder feedback	Director resignation policy if a nominee to the Board of Directors fails to receive majority support
Enhanced disclosure of environmental, social and governance initiatives

Stockholder Outreach

G-III values the opinions of its stockholders and its Board and management communicates with stockholders regularly through multiple channels. These include quarterly earnings calls, our SEC filings, investor conferences and our website at http://www.giii.com.

In addition, G-III spent considerable time soliciting stockholder input after the 2018 “Say on Pay” vote. The Compensation Committee was disappointed to receive only 37% support from our stockholders for the “Say on Pay” proposal presented at our 2018 Annual Meeting. In response, we conducted an extensive stockholder outreach campaign to better understand the views our stockholders have on our compensation program.

We reached out to 35 stockholders who owned an aggregate of 83.1% of our shares and met with 22 stockholders who owned an aggregate of 64.8% of our shares. We also met with the major proxy advisory services. The outreach was led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Chief Operating Officer, our Vice President, Investor Relations and Treasurer, and the Compensation Committee’s independent compensation consultant also participated in meetings with investors. During each meeting, we presented an update on our business, our preliminary thinking on changes to our compensation program and our environmental, social and governance (“ESG”) initiatives. We actively solicited feedback from our stockholders and received valuable input on each of these topics.

The Compensation Committee factored stockholder input into its redesign of our long-term incentive program and the elimination of an exception to our company’s anti-pledging policy.

•

Effected a comprehensive redesign of our long-term incentive program, replacing annual grants of performance-based restricted stock units (“PRSUs”) with performance share unit (“PSU”) grants. The first PSU grants under the new program were made in April 2019.

•

Incorporated a longer, three-year performance period, plus an additional two-year post-vesting holding period for shares earned pursuant to the PSU grants to our Named Executive Officers,  as well as new performance metrics and rigorous financial targets with no re-testing features.

•	Eliminated the Chief Executive Officer’s exception to our anti-pledging policy, which allowed him to pledge up to 400,000 shares, although no shares were ever pledged.

 More information on our stockholder outreach is provided on page 30.

2019 PROXY STATEMENT / 9

Proxy Summary

Environmental, Social and Governance Initiatives

Our business has been built on family values and the belief that with hard work, conviction and a commitment to the greater good, we could redefine what is possible. While we have always worked to create value for our stakeholders, we also seek to be a positive force in making our industry and our communities better. Our goals are simple: to Engage Our People,  Protect Our Environment, and Invest in Our Communities.

•

Engage Our People - With more than 9,000 employees across the globe, G-III’s greatest asset is our people. We have worked hard to create an environment of inclusion and diversity globally that extends to our employees as well as those who work in our contracted factories. As of January 31, 2019, approximately 55 percent of our top management positions were held by women. We collaboratively work with our license partners and various social compliance organizations to advocate for greater accountability and transparency in our supply chain and support worker well-being programs in our contracted factories.

•

Protect Our Environment - We are seeking to reduce our impact on the environment by focusing on sustainability initiatives in our operations and throughout our supply chain. We are commencing several programs to reduce our consumption of energy, paper and plastics.

•

Invest in Our Communities – The importance of community is woven into our DNA. Our philanthropic efforts span a range of causes, including health and wellness, education and development, and corporate citizenship. We also work with a number of organizations that provide financial assistance, housing, clothing and employment counseling to underserved women and families. We donate to numerous nonprofit organizations and our employees provide many hours of volunteer support.

We are committed to embedding these principles into our business and better engaging our employees and those who work in our contracted factories, protecting our environment and supporting our communities while accepting our responsibility to be a good corporate citizen.

Executive Compensation Highlights

More than 90% of our CEO’s compensation and more than 80% of the average compensation of our other NEOs consists of at-risk annual and long-term incentive compensation. We weight annual incentives most heavily because the annual incentives earned by our CEO and our Vice Chairman and President are contractually guaranteed and reflect our record-breaking results in fiscal 2019 and because achieving excellent results in the short-term enhances stockholder value over the long-term. While equity incentives are weighted less heavily, we retain our executives and align their interests with those of our stockholders by making meaningful grants of performance-based equity.

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Proxy Summary

CEO Compensation Mix	Other NEOs Compensation Mix

Annual incentives for fiscal 2019 reflect our company’s record-breaking financial results. The annual incentive formulas for Mr. Goldfarb and Mr. Aaron are contractual and have previously been modified twice as a result of discussions between the Compensation Committee and Mr. Goldfarb to reduce awards in response to concerns raised by stockholders. Mr. Goldfarb and Mr. Aaron voluntarily accepted these modifications even though they were under no obligation to do so. Annual cash incentives to Mr. Goldfarb and Mr. Aaron paid out at 145% of target, close to the maximum awards of 150% of target, because our pre-tax income exceeded forecast by 35%. Annual cash incentives to the remaining NEOs increased by 8% to 25% compared to the prior year. The cash incentive programs are designed to recognize and reward short-term performance in the volatile fashion industry, with payouts directly aligned to annual profitability.

 More information is provided in the “Compensation Discussion and Analysis” beginning on page 25 and the “Executive Compensation Tables” beginning on page 45.

2019 PROXY STATEMENT / 11

Proxy Summary

The following table depicts how the CEO’s bonus has tracked G‑III’s annual pre-tax income.

After obtaining extensive stockholder feedback during the outreach process, as well as feedback from the major proxy advisory firms, the Compensation Committee approved a comprehensive redesign of our long-term incentive program. PSU grants replaced the prior program of PRSUs beginning with the grants made in April 2019.

The features of the new PSU grants are intended to provide a powerful incentive to our NEOs to create sustained long-term stockholder value. We believe that the design of the PSUs directly reflects critical features identified as important by our stockholders: use of a longer, three-year performance period, an additional two-year post-vesting holding period, new performance metrics and rigorous financial targets with no re-testing features. Highlights of the new program are provided below:

•	The first three-year performance period spans cumulative performance for fiscal 2020, 2021 and 2022;
•

Our new metrics consist of three-year cumulative adjusted earnings before interest and taxes (“Adjusted EBIT”) (75% weighting) and three-year average return on invested capital (“ROIC”) (25% weighting);

•	Rigorous financial metrics were established by the Compensation Committee for the performance period.
o

The target Adjusted EBIT metric is based on achieving meaningful annual compounded growth over the three-year performance period and the maximum Adjusted EBIT metric requires a doubling of this annual compounded growth rate.

o	Satisfaction of the ROIC metric is based on achieving a substantial improvement in average ROIC over the three-year performance period compared to the three-year period ended in fiscal 2019.
•	No re-testing of metrics is allowed—PSUs are either earned or forfeited based on cumulative performance during the three-year performance period;
•	Earned PSUs vest on June 15, 2022, after the completion of the three-year performance period;
•

Our Named Executive Officers will be restricted from selling any shares that vest (other than shares sold or net shares settled to cover related taxes) until June 24, 2024, an additional two years, for a total performance/holding period that spans five years; and

•

The number of PSUs earned could increase up to 150% based on exceeding performance targets by specified amounts and could decrease to 50% if results fall below performance targets by specified amounts. None of the

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Proxy Summary

PSUs would vest if the results achieved are less than the threshold performance targets and no more than 150% of the PSUs would vest even if the results achieved exceed the maximum performance targets.

Our Performance Metrics and Why We Use Them

Annual Incentive: Pre-tax income metric

●    This metric is a fundamental measure of G-III’s success in the short-term, aligning annual cash incentives paid to Messrs. Goldfarb and Aaron directly with profitability.

PSUs: Adjusted EBIT metric

●    EBIT measures our ability to grow profitably over time.

●    Various pre-established adjustments will be made to GAAP results when determining performance to align incentives with performance within management’s control.

PSUs: ROIC metric

●    ROIC measures our success in allocating capital to invest for profitable growth in our portfolio of brands, make successful acquisitions and manage our working capital efficiently.

●    Similar pre-established adjustments will be applied to GAAP results when calculating ROIC.

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 2—Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “Say on Pay” proposal.

 More information is provided in the “Compensation Discussion and Analysis” beginning on page 25 and the “Executive Compensation Tables” beginning on page 45.

Approval of Amendment to Our 2015 Long-Term Incentive Plan

We are proposing to amend our 2015 Long-Term Incentive Plan to increase the number of shares of Common Stock that may be issued under the 2015 Plan by 2,500,000 shares. After making the PSU grants in April 2019 and our annual grants to non-employee directors effective after the Annual Meeting, we expect to have approximately 104,422 shares available for grant under the 2015 Plan. We are seeking authorization for additional shares in order to be able to continue to incentivize and retain executives, other key employees and directors by granting PSUs or other equity awards.

Our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 3—Approval of Amendment to Our 2015 Long-Term Incentive Plan.

 For more information with respect to this proposed amendment to the 2015 Plan, see Proposal No. 3 beginning on page 65.

2019 PROXY STATEMENT / 13

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of April 22, 2019 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director and director nominee; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2019 Summary Compensation Table; and (iv) all directors and executive officers as a group. Allen Sirkin, a current director, has decided not to stand for reelection at the Annual Meeting. Victor Herrero is a new director nominee. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 48,921,735 shares of Common Stock outstanding (excluding treasury shares) as of April 22, 2019 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

	Amount and Nature of
	Beneficial Ownership of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock
Morris Goldfarb	3,503,110	(1)	7.1%
Sammy Aaron	116,499	(2)	*
Thomas J. Brosig	8,188	(3)	*
Alan Feller	11,194	(4)	*
Jeffrey Goldfarb	331,889	(5)	*
Victor Herrero	—		—
Jeanette Nostra	9,116	(6)	*
Laura Pomerantz	34,058	(7)	*
Allen Sirkin	17,394	(8)	*
Willem van Bokhorst	48,753	(9)	*
Cheryl Vitali	24,774	(10)	*
Richard White	61,911	(11)	*
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	6,147,989	(12)	12.5%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,326,385	(13)	8.8%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, Texas 78746	4,144,322	(14)	8.4%
Cramer Rosenthal McGlynn LLC
520 Madison Ave.
New York, NY 100122	2,655,011	(15)	5.4%
Wayne S. Miller	45,242	(16)	*
Neal S. Nackman	40,112	(17)	*
All directors and executive officers as a group (13 persons) (18)	4,252,240	(19)	8.6%

*     Less than one percent

(1)

Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 72,802 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 882,600 shares of Common Stock owned jointly by Mr. Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust); (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust). The shares listed in the table also include 44,040 shares pursuant to PRSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 235,198 shares pursuant to PRSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Goldfarb also has the right to receive an aggregate of 103,287 shares of

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Beneficial Ownership of Common Stock by Certain Stockholders and Management

Common Stock pursuant to PRSU awards, subject to the satisfaction of performance conditions and required time vesting periods. Mr. Goldfarb also has the right to receive an aggregate of 111,665 shares of Common stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned for PSU awards could increase or decrease as a result of actual performance.

(2)

The shares listed in the table include 29,360 shares pursuant to PRSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Aaron has the right to receive an aggregate of 219,962 shares pursuant to PRSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Aaron also has the right to receive an aggregate of 79,451 shares pursuant to PRSU awards, subject to the satisfaction of performance conditions and required time vesting periods. Mr. Aaron also has the right to receive an aggregate of 74,443 shares of Common stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned for PSU awards could increase or decrease as a result of actual performance.

(3)

Includes 2,400 shares of Common Stock, which may be acquired upon the exercise of options that have vested and 2,859 shares pursuant to non-employee director restricted stock unit (“RSU”) awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 2,909 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)

Includes 2,929 shares pursuant to RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 3,049 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)

Includes (i) 70,663 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iii) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. The shares listed in the table include 11,010 shares pursuant to PRSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive an aggregate of 54,048 shares pursuant to PRSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Goldfarb also has the right to receive an aggregate of 26,483 shares pursuant to PRSU awards, subject to the satisfaction of performance conditions and required time vesting periods. Mr. Goldfarb also has the right to receive an aggregate of 29,312 shares of Common stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned for PSU awards could increase or decrease as a result of actual performance.

(6)

Includes 917 shares pursuant to PRSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Ms. Nostra has the right to receive an aggregate of 5,828 shares pursuant to PRSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods.

(7)

Includes 12,000 shares of Common Stock, which may be acquired upon the exercise of options that have vested and 2,753 shares pursuant to RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 2,698 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)

Includes 2,753 shares pursuant to RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Sirkin has the right to receive an aggregate of 2,698 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)

Includes 6,000 shares of Common Stock, which may be acquired upon the exercise of options that have vested and 2,753 shares pursuant to RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. van Bokhorst has the right to receive an aggregate of 2,698 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)

Includes 2,753 shares pursuant to RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 2,698 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)

Includes 6,000 shares of Common Stock, which may be acquired upon the exercise of options that have vested and 4,128 shares pursuant to RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 4,048 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(12)

Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 28, 2019. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d‑1(b)(1)(ii)(G) and has sole voting power with respect to 6,044,128 of such shares and sole dispositive power with respect to 6,147,989 of such shares. According to such filing, such shares are beneficially owned by several BlackRock subsidiaries.

2019 PROXY STATEMENT / 15

Beneficial Ownership of Common Stock by Certain Stockholders and Management

(13)

Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 11, 2019. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d‑1(b)(1)(ii)(E) and has sole voting power with respect to 55,747 of such shares, shared voting power with respect to 5,016 of such shares, sole dispositive power with respect to 4,270,175 of such shares and shared dispositive power with respect to 56,210 of such shares. According to such filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 51,194 shares of Common Stock as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 9,569 shares of Common Stock as a result of serving as investment manager of Australian investment offerings.

(14)

Information is derived from the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on February 8, 2019. DFA is an investment advisor in accordance with Exchange Act Rule 13d‑1(b)(1)(ii)(E) and has sole voting power with respect to 4,033,978 of such shares and sole dispositive power with respect to 4,144,322 of such shares. According to such filing, DFA is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on this filing are owned by the Funds.

(15)

Information is derived from the Schedule 13G filed by Cramer Rosenthal McGlynn LLC (“Cramer”) with the Securities and Exchange Commission on February 13, 2019. Cramer is an investment adviser in accordance with Exchange Act Rule 13d‑1(b)(1)(ii)(E) and has sole voting power with respect to 2,534,916 of such shares and sole dispositive power with respect to all of such shares.

(16)

The shares listed in the table include 22,020 shares pursuant to PRSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Miller has the right to receive an aggregate of 106,832 shares pursuant to PRSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Miller also has the right to receive an aggregate of 52,967 shares pursuant to PRSU awards, subject to the satisfaction of performance conditions and required time vesting periods. Mr. Miller also has the right to receive an aggregate of 58,624 shares of Common stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned for PSU awards could increase or decrease as a result of actual performance.

(17)

The shares listed in the table include 3,899 shares pursuant to PRSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, Mr. Nackman has the right to receive an aggregate of 21,116 shares pursuant to PRSU awards for which performance conditions have been satisfied, subject to the satisfaction of required time vesting periods. Mr. Nackman also has the right to receive an aggregate of 10,593 shares pursuant to PRSU awards, subject to the satisfaction of performance conditions and required time vesting periods. Mr. Nackman also has the right to receive an aggregate of 10,381 shares of Common stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned for PSU awards could increase or decrease as a result of actual performance.

(18)	Excludes Mr. Herrero, a new director nominee.

(19)

Includes 26,400 shares of Common Stock, which may be acquired within 60 days April 22, 2019 upon the exercise of options. Includes 132,174 shares of Common Stock pursuant to PRSU and RSU awards, which will vest within 60 days of April 22, 2019. In addition to the shares listed in the table, all directors and officers as a group have the right to receive an aggregate of 658,386 shares pursuant to PRSU and RSU awards for which any performance conditions have been satisfied, subject to the satisfaction of required time vesting periods, 272,781 shares pursuant to PRSU and RSU awards, subject to the satisfaction of performance conditions and required time vesting periods and 284,425 shares pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned for PSU awards could increase or decrease as a result of actual performance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, as well as any person or entity who owns more than 10% of our Common Stock, to file with the Securities and Exchange Commission (the “SEC”) certain reports of ownership and changes in ownership of our securities. Officers, directors and stockholders who hold more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We typically prepare Section 16(a) forms on behalf of our officers and directors based on the information provided by them or available to us.

To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Exchange Act during fiscal 2019, except that we inadvertently failed to timely file a Form 4 on behalf on Jeffrey Goldfarb relating to stock sold on June 8, 2018. G-III filed the Form 4 on June 15, 2018.

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CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Thomas Brosig, Alan Feller, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst, Cheryl Vitali and Richard White are independent directors. In addition, the Board has determined that Victor Herrero, a new director nominee, will be an independent director if he is elected a director at the Annual Meeting. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Nasdaq Listing Rule 5605(a)(2) and under the applicable rules and regulations of the SEC, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.

The Board of Directors held four meetings and acted by unanimous written consent once during the fiscal year ended January 31, 2019. During the fiscal year ended January 31, 2019, each director attended all meetings of the Board of Directors and committees of the Board on which he or she served, except that one director was unable to attend one meeting of the Board of Directors. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders’ meetings. Ten of our eleven directors attended the 2018 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the SEC regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(d)(2)(A).

AUDIT COMMITTEE	Meetings during the fiscal year ended January 31, 2019:	8
● Alan Feller ● Thomas Brosig ● Willem van Bokhorst ● Richard White ALL MEMBERS OF THE AUDIT COMMITTEE ARE INDEPENDENT.

Responsibilities

The Audit Committee is responsible for, among other things:

●Assisting the Board in monitoring:

(i)the integrity of our financial statements,

(ii)the qualifications and independence of our independent auditors,

(iii)the performance of our internal audit function and independent auditors, and

(iv)the compliance by us with legal and regulatory requirements.

●The appointment, compensation and oversight of the work of G-III’s independent registered public accounting firm.

Qualifications The Board has determined that each of Messrs. Feller, Brosig and White is an audit committee financial expert as such term is defined in the rules of the SEC.
Charter A copy of the Audit Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

2019 PROXY STATEMENT / 17

Corporate Governance

COMPENSATION COMMITTEE	Meetings during the fiscal year ended January 31, 2019:	9
● Richard White ● Laura Pomerantz ● Allen Sirkin ● Willem van Bokhorst

Responsibilities

The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers.

The Compensation Committee is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement.

ALL MEMBERS OF THE COMPENSATION COMMITTEE ARE INDEPENDENT.

Specific duties and responsibilities of the Committee include, but are not limited to:

(i)reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives;

(ii)recommending the compensation of our executive officers, giving consideration to the results of our most recent “Say on Pay” vote;

(iii)reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers;

(iv)reviewing and recommending changes to director compensation;

(v)reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “Say on Pay” vote in considering plans for executive officers;

(vi)administering G-III’s stock-based compensation, incentive and benefit plans; and

(vii)administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.

The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and the Nasdaq Listing Rules.

The Compensation Committee met nine times and acted by unanimous written consent three times during the year ended January 31, 2019. Allen Sirkin, a member of the Compensation Committee, has decided not to stand for reelection at the Annual Meeting.

Charter A copy of the Compensation Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended January 31, 2019, Laura Pomerantz, Allen Sirkin, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

18 \

Corporate Governance

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings during the fiscal year ended January 31, 2019:	1
● Thomas Brosig ● Cheryl Vitali ● Richard White ALL MEMBERS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ARE INDEPENDENT.

Responsibilities

The Nominating and Corporate Governance Committee:

(a)assists the Board in its selection of individuals

(i)as nominees for election to the Board at G-III’s annual meeting of the stockholders or

(ii)to fill any vacancies or newly created directorships on the Board and

(b)developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws.

The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee met with Victor Herrero and reviewed his qualifications and subsequently recommended to the Board that he be nominated for election as a director by the stockholders at the Annual Meeting. Mr. Herrero was initially recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer.

Charter A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

NOMINATIONS PROCESS

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 15, 2020 to be considered for the 2020 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

Under the Director Selection and Qualification Standards and Resignation Policy (the “Director Policy”), the Nominating and Corporate Governance Committee is responsible for (i) assisting the Board in evaluating the independence of directors, (ii) developing and revising, as appropriate, for approval by the Board, selection criteria and qualification standards for Board nominees, (iii) identifying individuals believed to be qualified to become Board members consistent with criteria approved by the Board and applicable law and regulations, (iv) recommending candidates or nominees to the Board and (v) recommending to the Board whether or not to accept the resignation of a nominee for Director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” such election.

2019 PROXY STATEMENT / 19

Corporate Governance

In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria:

● personal integrity,	● the extent to which a candidate would be a desirable addition to the Board and any committees of the Board,
● skill,	● independence (as that term is defined under the rules of the SEC and the Nasdaq Listing Rules),
● sound business judgment,	● the requirement to maintain a Board that is composed of a majority of independent directors,
● diversity,	● potential conflicts of interest,
● business and professional skills and experience,	● the extent to which a candidate would fill a present need and
● experience with businesses and other organizations of comparable size,	● concern for the long-term interests of stockholders.
● the interplay of the candidate’s experience with the experience of other Board members,

In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications that the Committee believes would be important to enhance the effectiveness of the Board.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the Committee’s charter is reviewed.

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s

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annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. While the full Board has overall responsibility for risk oversight, the Board has delegated oversight related to certain risks to the Audit Committee. The Audit Committee is responsible for reviewing and discussing with management our major and emerging risk exposures, including financial, operational, technology, privacy, data security, disaster recovery and ethics and compliance. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. The Chair of the Audit Committee regularly reports to the Board the substance of such reviews and discussions. Both the Board and the Audit Committee regularly review cybersecurity risk matters.

Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Compensation Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10‑K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10‑Q.

The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.

Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.

LEAD INDEPENDENT DIRECTOR

In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

(i)	advising the Chairman of the Board on Board meeting agendas and materials sent to the Board;
(ii)	serving as a liaison between non-management directors and the Chairman of the Board;
(iii)	calling and presiding over executive sessions of the non-management directors;

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(iv)	presiding over Board meetings in the absence of the Chairman of the Board;
(v)	serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board;
(vi)	oversight of the Board’s annual assessment of the performance of our Chairman and Chief Executive Officer; and
(vii)	oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.

Additional Corporate Governance Policies

We also maintain the following corporate governance policies:

CODE OF ETHICS AND CONDUCT

All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics and Conduct. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(ii)	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by G-III;
(iii)	compliance with applicable governmental laws, rules and regulations;
(iv)	the prompt internal reporting of violations of the Code of Ethics and Conduct; and
(v)	accountability for adherence to the Code of Ethics and Conduct.

A copy of the Code of Ethics and Conduct is available in the “Investors” section of our website at http://www.giii.com.

WHISTLEBLOWER POLICY

The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics and Conduct; or activities which otherwise amount to serious improper conduct. A copy of the Whistleblower Policy is available in the “Investors” section of our website at http://www.giii.com.

INSIDER TRADING, HEDGING AND PLEDGING POLICY

The Insider Trading, Hedging and Pledging Policy applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy prohibits directors, executive officers and other Company Personnel specified by us, from time to time, from trading in G-III securities during our established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5‑1 under the Exchange Act, at least 30 days prior to any trade, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to time. Mr. Goldfarb did not pledge any of his shares. In March 2019, the Board eliminated the exception to our anti-pledging policy that had been granted to Mr. Goldfarb. Please see “Compensation Discussion and Analysis—Other Compensation and

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Governance Programs, Policies and Considerations—Anti-Pledging Policy” in this Proxy Statement. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investors” section of our website at http://www.giii.com.

STOCK OWNERSHIP GUIDELINES

The Stock Ownership Guidelines require:

Position	Value of Stock Ownership
Chief Executive Officer	6x annual base salary
Vice Chairman and President	2x annual base salary
All Other Named Executive Officers and Directors who are Employees	1x annual base salary
Non-Employee Directors	5x annual cash retainer

Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. All of our officers and directors are in compliance with our Stock Ownership Guidelines. A copy of the Stock Ownership Guidelines is available in the “Investors” section of our website at http://www.giii.com.

EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Pursuant to the Executive Incentive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year commencing with the fiscal year ended January 31, 2014, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Incentive Compensation Recoupment Policy is available in the “Investors” section of our website at http://www.giii.com.

DIRECTOR SELECTION AND QUALIFICATION STANDARDS AND RESIGNATION POLICY

The Director Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications. In addition, the Director Policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, G-III will publicly disclose the Board’s decision and the reasons for the decision. A copy of the Director Policy is available in the “Investors” section of our website at http://www.giii.com.

CORPORATE SOCIAL RESPONSIBILITY

Our business has been built on family values and the belief that with hard work, conviction and a commitment to the greater good we could redefine what is possible. While we have always worked to create value for our stakeholders, we also seek to be a positive force in making our industry and our communities better. Our goals are simple: to Engage Our People,  Protect Our Environment, and Invest in Our Communities.

•

Engage Our People - With more than 9,000 employees across the globe, G-III’s greatest asset is our people. We have worked hard to create an environment of inclusion and diversity globally that extends to our employees as well as those who work in our contracted factories. As of January 31, 2019, approximately 55 percent of our top management positions are held by women. We collaboratively work with our license partners and various social

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compliance organizations to advocate for greater accountability and transparency in our supply chain and support worker well-being programs in our contracted factories.
•

Protect Our Environment - We are seeking to reduce our impact on the environment by focusing on sustainability initiatives in our operations and throughout our supply chain. We are commencing several programs to reduce our consumption of energy, paper and plastics.

•

Invest in Our Communities – The importance of community is woven into our DNA. Our philanthropic efforts span a range of causes, including health and wellness, education and development, and corporate citizenship. We also work with a number of organizations that provide financial assistance, housing, clothing and employment counseling to underserved women and families. We donate to numerous nonprofit organizations and our employees provide many hours of volunteer support.

We are committed to embedding these principles into our business and better engaging our employees and those who work in our contracted factories, protecting our environment and supporting our communities while accepting our responsibility to be a good corporate citizen.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) presents our executive compensation for fiscal 2019, describing how different components of compensation support our business objectives and how we determined the amounts of each component of compensation paid to our Named Executive Officers, or NEOs. In this Proxy Statement, references to a fiscal year refers to the year ended January 31 of that year.

CD&A Table of Contents

26	EXECUTIVE SUMMARY	40	Other Compensation Elements
27	Our Business Performance in Fiscal 2019	40	Employment Agreements
28	Our Long-Term Business Performance	41	OTHER COMPENSATION AND GOVERNANCE PROGRAMS, POLICIES AND CONSIDERATIONS
29	Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation	41	Stock Ownership Guidelines
30	Our “Say on Pay” and Stockholder Outreach Initiative	41	Clawback/Executive Incentive Compensation Recoupment Policy
33	Our Compensation Program Reflects Best Practices	41	Anti-Hedging Policy
33	ELEMENTS OF OUR COMPENSATION PROGRAM―WHAT WE PAY AND WHY	41	Anti-Pledging Policy
33	Our Compensation Philosophy	42	Effect of Section 162(m) of The Code
34	Base Salary	42	HOW WE MAKE COMPENSATION DECISIONS
34	Annual Incentives for Our CEO and Our Vice Chairman and President	42	The Role of the Compensation Committee
36	Annual Incentives for Our Other Named Executive Officers	42	The Role of Management
37	Long-Term Incentives	42	The Role of Independent Compensation Consultants
39	Awards Under Our New Long-Term Incentive Program	43	The Role of Competitive Marketplace Practice
40	Timing of Equity Awards	43	The Consideration of Risk

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Executive Summary

For fiscal 2019, the following individuals were our NEOs:

Name	Age	Title	Years with G-III
Morris Goldfarb	68	Chairman of the Board and Chief Executive Officer	45
Neal S. Nackman	59	Chief Financial Officer and Treasurer	15
Sammy Aaron	59	Vice Chairman and President	13
Wayne S. Miller	61	Chief Operating Officer and Secretary	21
Jeffrey Goldfarb	42	Executive Vice President and Director of Strategic Planning	16

When discussing performance metrics for annual cash incentive awards for our CEO and for our Vice Chairman and President, we refer to our pre-tax income. Unless otherwise defined, pre-tax income means the net income of G-III and its subsidiaries as reported in our consolidated financial statements, plus the sum of (i) the income taxes reported in our financial statements and (ii) the amount of the annual cash incentive payable to each NEO; provided however that pre-tax income is determined without regard to items that are both unusual and infrequent, as defined in generally accepted accounting principles (“GAAP”). Pre-tax income is defined in this way in the employment agreements with each of these NEOs and is a non-GAAP measure. Our use of non-GAAP metrics for annual cash incentive awards is not intended to replace GAAP results.

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Compensation Discussion and Analysis

OUR BUSINESS PERFORMANCE IN FISCAL 2019

Fiscal 2019 stands out as G-III’s best year ever.	We closed our fiscal year with record-breaking results for: • Net sales • Net income • Pre-tax income • Earnings per share

Our pre-tax income for fiscal 2019 was 67% greater than in fiscal 2018 and exceeded our forecast for fiscal 2019 by 35%. Our performance and the momentum we are carrying into the year in front of us reflect continued growth across our portfolio of brands.

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Compensation Discussion and Analysis

OUR LONG-TERM BUSINESS PERFORMANCE

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, and our dedicated team of executive officers, G-III has delivered consistently strong financial performance. Our revenue growth and net income growth have consistently out-performed our competitors over the past 1‑, 5‑, 10‑ and 15‑year periods, demonstrating both our long-term orientation, as well as our commitment to delivering top tier long-term results to our stockholders.

TSR and Select Growth Measures—1, 5, 10 and 15 Years

G-III vs. Pay and Practice Peers

* Pay Peers include:

●Carter’s Inc.	●Lululemon Athletic, Inc.	●Steven Madden, Ltd.
●Columbia Sportswear Co.	●Capri Holdings Limited (formerly Michael Kors Holdings Limited)	●Tapestry, Inc.
●Deckers Outdoor Corp.	●Oxford Industries, Inc.	●Under Armour, Inc.
●Fossil Group, Inc.	●Skechers USA, Inc.	●Wolverine World Wide, Inc.

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Compensation Discussion and Analysis

Practice Peers include:

●PVH Corp.	●Ralph Lauren Corp.	●VF Corp.

Note: All financial numbers sourced from Capital IQ to ensure comparability with peers. In instances where a peer company’s historical data is not available, the peer company is excluded from the comparison.

While the long-term performance of our Common Stock, as measured by total stockholder return, has been very strong, our stock price performance over the past three to five years has been essentially flat, underperforming the S&P Textiles, Apparel & Luxury Goods Industry Index and the S&P 500 Index during this period. We anticipated the lower performance of our stock price and attribute this plateau to uncertainty connected with our acquisition of DKI. We have successfully relaunched DKNY and Donna Karan, with each of them becoming one of our most valuable global power brands.

More recently, from February 1, 2018, the beginning of fiscal 2019, through March 31, 2019, our TSR has improved and now aligns with our Industry Index and has outperformed the S&P 500. We believe the record-breaking financial results delivered in fiscal 2019 – 10% growth in net sales, 67% growth in pre-tax income, 122% growth in net income and 120% growth in EPS, combined with our successful acquisition of DKI, contributed to the improved performance of our stock price.

S&P Industry Index represents the S&P 500 Textiles, Apparel & Luxury Goods Industry Index

 See “Proxy Summary” in this Proxy Statement for a discussion of how we are positioning our business to continue our track record of delivering superior operational and financial results that we expect will translate into strong stock price performance.

OUR PAY MIX IS HEAVILY WEIGHTED TOWARDS INCENTIVE-BASED COMPENSATION

More than 90% of our CEO’s compensation and more than 80% of the average compensation of our other NEOs consists of at-risk annual and long-term incentive compensation. We weight annual incentives most heavily because the annual incentives earned by our CEO and our Vice Chairman and President are contractually guaranteed and reflect our record-

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breaking results in fiscal 2019 and because achieving excellent results in the short-term enhances stockholder value over the long-term. While equity incentives are weighted less heavily, we retain our executives and align their interests with those of our stockholders by making meaningful grants of performance-based equity.

CEO Compensation Mix	Other NEOs Compensation Mix

OUR “SAY ON PAY” AND STOCKHOLDER OUTREACH INITIATIVE

G-III values the opinions of its stockholders and has spent considerable time soliciting information regarding their views after the 2018 “Say on Pay” vote. The Compensation Committee was disappointed to receive only 37% support from our stockholders for the “Say on Pay” proposal presented at our 2018 Annual Meeting.

We conducted an extensive stockholder outreach campaign to better understand the views of our stockholders with respect to our compensation program, we reached out to 35 stockholders who owned an aggregate of 83.1% of our shares and met with 22 stockholders who owned an aggregate of 64.8% of our shares. We also met with the major proxy advisory firms. The outreach was led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Chief Operating Officer, our Vice President, Investor Relations and Treasurer, and the Committee’s independent compensation consultant also participated in meetings with investors. During each meeting, we presented an update on our business, our preliminary thinking on changes to our compensation program and our ESG initiatives. We actively solicited feedback from stockholders and received valuable input from our stockholders on these topics. The Committee factored this input into the redesign of our executive compensation program.

The Compensation Committee engaged with our Chief Executive Officer on the design of the annual incentive program in effect for him and for our Vice Chairman and President pursuant to their employment agreements. The Committee discussed implementing a new annual incentive program but determined that this would have required the Board to give notice that the employment agreements with these two executives would not be automatically extended. Even then, the contractual annual incentive would remain in place until the employment agreements terminate. The Committee concluded that if the employment agreements were not so extended, this action would be interpreted internally and externally as a change in senior leadership of our company which would severely disrupt our business.

The Board has great confidence in the ability of our CEO and our Vice Chairman and President to successfully lead G-III and continue their track record of producing excellent financial results and stockholder value creation. Accordingly, the Committee decided that the best approach was to allow the automatic extension of the employment agreements and, in doing so, to keep the current annual incentive program for the two of them.

The Compensation Committee factored stockholder input into its decisions, as evidenced by the meaningful changes made to the long-term incentive program and the elimination of the CEO’s exception to our Company’s anti-pledging policy.

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Compensation Discussion and Analysis

The Compensation Committee has taken several active steps, both historically and more recently, to structure our CEO’s and our Vice Chairman and President’s compensation in a way that supports the interests of our stockholders:

(1)	No salary increases have been approved for our CEO since fiscal 2009. Furthermore, peer group comparisons indicate that his current salary of $1,000,000 is below market.
(2)

The annual incentive formulas were previously modified twice before as a result of discussions between the Compensation Committee and Mr. Goldfarb, for fiscal 2014 and again for fiscal 2015, specifically to address concerns that had been raised by our stockholders. Mr. Goldfarb and Mr. Aaron voluntarily accepted these modifications even though they were under no obligation to do so. Over the past three years, the voluntary reductions in Mr. Goldfarb’s compensation totaled $4.5 million and in Mr. Aaron’s compensation totaled $3.0 million.

(3)

The grant date fair value of the April 2019 PSU grants to each of Mr. Goldfarb and Mr. Aaron is equal to the grant date fair value of the fiscal 2019 PRSU grants, with no increase granted to these two executives despite our company’s record-breaking financial results.

(4)	The financial metrics which must be achieved for the April 2019 PSU grants to vest are more rigorous and more aligned with stockholder interests than the metrics used for previous grants of PRSUs.
(5)	New PSUs will vest after a three-year performance period is completed and will be subject to an additional two-year post-vesting holding period for a total vesting/holding period of five years.

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RESULTS OF OUR STOCKHOLDER OUTREACH PROCESS

Investors welcomed the opportunity to discuss the Say on Pay vote and our ESG initiatives, indicating that outreach was extremely helpful to build understanding and bridge differences. We have summarized what we heard from investors and a description of the steps taken in response to comments from our stockholders:

What We Heard from Investors	Our Response
1. No change to our CEO’s and our Vice Chairman and President’s annual incentive formulas

Most investors understood the Compensation Committee’s decision to retain the existing annual incentive formulas and change the long-term incentive plan when presented with the Committee’s thinking as set forth above and in the adjacent column.

Some investors advocated a more traditional structure for the CEO’s annual incentive formula with a defined target dollar award and a maximum dollar award.

Some investors questioned the amount of total compensation, given the perceived lack of rigor of the previous pre-tax income targets.

The annual incentive is a contractual obligation that cannot be changed unilaterally unless the Board gives notice that it will not extend the CEO’s and the Vice Chairman and President’s employment agreements and then waits for the agreements to terminate. The Committee believes this step would create enormous disruption and uncertainty both internally and externally—among investors, our retail partners, the licensors of our brands and our customers—resulting in substantial erosion of stockholder value.

Our CEO has successfully navigated many business challenges over time and built a high-performing company. The Board believes it is critical to retain our CEO and our Vice Chairman and President, as well as other key executives, and align pay with our operational and financial performance.

The metric for the annual incentive is pre-tax income. This metric is fundamental to our success, and a critical measure of short-term performance. The annual incentive is performance-based and aligns directly with profitability, moving both up and down, and there are no redundant metrics.

Our CEO is our fourth largest stockholder. He owns over 7% of our Common Stock. We are confident that our CEO is heavily invested in our long-term value creation.

2. Comprehensive redesign of long-term incentive program
● Stockholders uniformly support performance-based approaches to long-term incentives and equity.	G-III will continue to provide 100% of long-term incentives awarded to NEOs in performance-based awards in fiscal 2020.
● Performance periods should be at least three years long and some stockholders preferred five years.

G-III will measure performance over a cumulative three‑year period, rather than using a combination of one‑year, two‑year and three‑year metrics.

Our Named Executive Officers will be restricted from selling any shares that vest (other than shares sold or net share settled to cover related taxes) for an additional two years, for a total performance/holding period that spans 5 years.

● Awards must be either earned or not earned based on results during the performance period.	Going forward there will be no retesting of performance metrics, i.e., no “second bites at the apple.”
● Investors support rigorous performance targets that contain an appropriate degree of stretch, but that are grounded in a realistic evaluation of the business.	We have established rigorous performance targets for awards granted under this new program that are designed to satisfy investor concerns.

●    In general, investors were not overly prescriptive about the type or number of metrics, although many identified ROIC as their preferred metric for long-term value creation. Investors want to understand how the metrics connect to business strategy and value creation.

We have chosen three-year cumulative Adjusted EBIT (for 75% of the target award) and three-year average ROIC (for 25% of the target award) as the metrics for new long-term incentive awards beginning with the award approved in April 2019.

Adjusted EBIT measures our ability to grow profitably over time. We chose ROIC as a metric because it measures our success in allocating capital to invest for profitable growth in our portfolio of brands, make successful acquisitions and properly manage our working capital.

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3. Eliminated the CEO’s exception to our anti-pledging policy
● The CEO had an exception to our anti-pledging policy allowing him to pledge up to 400,000 shares.	The Board eliminated the exception to our anti-pledging policy that had been granted to our CEO, even though our CEO has never pledged any shares.
4. Enhanced disclosure of other ESG initiatives, including human capital, the environment and philanthropy
● Our investors are frequently surprised to learn about our achievements in these areas.

We agree that we have not spent enough time communicating our successes and we commit to improving our messaging in fiscal 2020.

See “Corporate Social Responsibility” in this Proxy Statement for a description of our ESG initiatives.

OUR COMPENSATION PROGRAM REFLECTS BEST PRACTICES

Our compensation program incorporates excellent compensation governance practices that benefit our stockholders:

What We Do	What We Don’t Do
We pay for performance and set rigorous goals for short-term and long-term incentives	No overlapping metrics for annual incentives and long-term incentive awards
Conduct extensive stockholder outreach	No practices that could encourage excessive risk-taking
Double trigger equity acceleration upon a change in control	No repricing of underwater stock options without stockholder approval
Anti-hedging and anti-pledging policies	No guaranteed salary increases or annual incentive bonuses for NEOs
Clawback policy	No excise tax gross-ups upon a change in control
Capped annual incentive payouts	No tax gross-ups on perquisites or benefits
Robust share ownership guidelines, with 50% share retention requirement until guidelines are met	No excessive executive perquisites
Annual Say on Pay vote

Elements of Our Compensation Program—What We Pay and Why

OUR COMPENSATION PHILOSOPHY

Our compensation program is designed to enhance stockholder value in the following ways:

•	Belief in Pay for Performance. Substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III;
•

Focus on Annual Profitability. Our annual incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of the fashion business;

•	Alignment with Stockholders. Our long-term incentive program aligns the interests of our executive officers with those of our stockholders and supports maximum stockholder value creation; and
•	Competitive Packages. We offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

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Compensation Discussion and Analysis

BASE SALARY

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries after considering the breadth and complexity of the role, tenure, individual performance and the competitive market for talent. No adjustments to the base salaries of our NEOs were made in fiscal 2019. Mr. Goldfarb’s base salary has not been increased since fiscal 2009.

ANNUAL INCENTIVES FOR OUR CEO AND OUR VICE CHAIRMAN AND PRESIDENT

As detailed under “Executive Summary―Our “Say on Pay” and Stockholder Outreach Initiative” above, the Committee decided to retain the existing annual incentive arrangements for Morris Goldfarb and Sammy Aaron for fiscal 2019 and fiscal 2020 because the Compensation Committee believes that incentivizing Messrs. Goldfarb and Aaron in the same manner encourages them to operate as a team, promoting a shared focus in the successful operation of our business.

The use of pre-tax income, the metric used in these annual incentive arrangements, is fundamental to our success, is designed to reward annual performance and, we believe, contributes to the long-term stock price performance of G-III. These annual incentive awards are structured to recognize the unique roles held by Messrs. Goldfarb and Aaron in the overall management of our business and the design and execution of our corporate strategy.

The Compensation Committee is committed to aligning CEO compensation with performance and maintaining its pay-for-performance philosophy. The following tables depict how the CEO’s bonus has tracked G‑III’s operating performance.

	Fiscal Year Ending
	1/31/2014	1/31/2015	1/31/2016	1/31/2017	1/31/2018	1/31/2019
	(in thousands)
Annual cash incentive	$7,735	$9,978	$11,306	$1,410	$6,285	$12,419
Pre-tax income	$122,228	$168,441	$179,133	$77,762	$110,049	$183,830

The annual incentive arrangement for Mr. Goldfarb is codified in his employment agreement with us. This arrangement was initially established in 1989. The annual incentive arrangement for Mr. Aaron was first established in 2008 and mirrors Mr. Goldfarb’s annual incentive.

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Compensation Discussion and Analysis

Mr. Goldfarb’s employment agreement is currently effective through January 31, 2022 (subject to annual one-year extensions absent a notice of non-extension from Mr. Goldfarb or us) and cannot be unilaterally modified by the Committee. In order to try to modify the existing incentive agreement, the Board would need to give notice that it will not extend the CEO’s employment agreement, and then wait for the agreement to terminate. The Committee believes this step would create enormous disruption and uncertainty both internally and externally which would result in substantial erosion of stockholder value.

The annual incentive arrangements were previously modified twice based on discussions between the Compensation Committee and Mr. Goldfarb, effective beginning in fiscal 2014 and again in fiscal 2015, specifically to address concerns that had been raised by our stockholders, although Mr. Goldfarb was under no obligation to do so. Voluntary modifications included reducing the cap on awards to 150% of the amount payable at budget from 200%, adding a penalty that reduced the award when actual pre-tax income fell below budget by more than 15% and including a significantly higher threshold level of pre-tax income below which no award would be paid.

The annual incentive arrangement for Mr. Aaron was first established in 2008 and mirrors Mr. Goldfarb’s annual incentive. Mr. Aaron also voluntarily agreed to similar modifications to his employment agreement.

The annual reduction in bonus payments for each executive resulting from these voluntary reductions is summarized below:

	Fiscal 2019	Fiscal 2018	Fiscal 2017
	(in thousands)
Reduction in Mr. Goldfarb’s annual incentive award	—	$1,310	$3,220
Reduction in Mr. Aaron’s annual incentive award	—	$830	2,080

The key provisions of the annual incentive arrangements in effect for Mr. Goldfarb and Mr. Aaron are summarized below. The basic award opportunity is expressed as a percentage of pre-tax income (“PTI”) for each executive. Mr. Goldfarb is eligible to receive 6% of pre-tax income in excess of $2 million, subject to a cap equal to 150% of the amount payable for achieving our forecast for the year.  Mr. Aaron is eligible to receive 4% of pre-tax income in excess of $2 million, also subject to a cap equal to 150% of the amount payable for achieving our forecast for the year. In addition, there is an accelerator that increases the bonus if actual results significantly exceed the forecast and a penalty if actual results are significantly below the forecast.

The accelerator provides for an additional percentage of pre-tax income for performance that exceeds our forecast by more than 15%. Mr. Goldfarb receives an additional 2% of pre-tax income that is 15% in excess of our forecast up to 30% above our forecast and an additional 4% of pre-tax income that exceeds our forecast by more than 30%. Mr. Aaron receives an additional 1.33% of pre-tax income that is 15% in excess of our forecast up to 30% above our forecast and an additional 2.66% of pre-tax income that exceeds our forecast by more than 30%. Notwithstanding the accelerator provision, the annual incentive for each of Mr. Goldfarb and Mr. Aaron may not exceed the 150% cap described in the preceding paragraph.

The penalty reduces the percentage of pre-tax income awarded if actual pre-tax income is below our forecast by more than 15% up to 30% below forecast. The percentage of pre-tax income awarded to Mr. Goldfarb is reduced by 2% of pre-tax income that is 15% less than our forecast up to 30% below our forecast and reduced by 4% of pre-tax income that is more than 30% below our forecast. Similarly, the percentage of pre-tax income awarded to Mr. Aaron is reduced by 1.33% of pre-tax income that is 15% less than our forecast up to 30% below our forecast and reduced by 2.66% of pre-tax income that

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Compensation Discussion and Analysis

is more than 30% below our forecast. No annual incentive is payable to either executive if pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast.

Base Bonus Participation
Morris Goldfarb
6% of PTI
Target Bonus @ Guidance $8,600,000
Maximum Bonus $12,900,00
No Bonus
Penalty
Accelerator
Actual Earned $12,419,092
Sammy Aaron
4% of PTI
Target Bonus @ Guidance $5,600,000
Maximum Bonus $8,400,000
No Bonus
Penalty
Accelerator
Actual Earned $8,086,372

The pre-tax income goals for the annual incentives for Mr. Goldfarb and Mr. Aaron established by the Committee reflect our public guidance. Our guidance is thoroughly vetted and approved by our Audit Committee prior to the establishment of the target payout amounts by the Committee.

	Forecasted	Actual		Threshold	Maximum
	Pre‑Tax	Pre‑Tax Income		Pre‑Tax	Pre‑Tax
	Income GAAP Goal	GAAP Results	% Increase Over	Income Goal	Income GAAP Goal
Fiscal Year	($mil)	($mil)	Prior Year	($mil)	($mil)
Fiscal 2020	$223.4	TBD	TBD	$70.5	$334.2
Fiscal 2019	$136.1	$183.8	67.0%	$43.4	$188.0
Fiscal 2018	$67.6	$110.0	41.5%	$22.2	$93.4

ANNUAL INCENTIVES FOR OUR OTHER NAMED EXECUTIVE OFFICERS

The annual incentives formulas for Wayne Miller and Jeffrey Goldfarb are structured to establish maximum awards for each executive, with the Compensation Committee exercising its discretion to reduce these amounts. This structure was originally intended to preserve beneficial tax treatment for G-III under Section 162(m) of the Code as it existed before Section 162(m) was amended as part of the Tax Cuts and Jobs Act. Mr. Nackman’s award depends on his individual performance, subject to Committee discretion. The following table summarizes the annual incentive award structure and

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Compensation Discussion and Analysis

criteria considered by the Committee with respect to annual incentive awards with respect to fiscal 2019 for Mr. Miller, Mr. Goldfarb and Mr. Nackman.

Annual Incentives	Executive	Award Opportunity	Criteria Considered by the Compensation Committee	Maximum Award ($000)	Actual Award ($000)
	Wayne Miller	Up to 3% of pre-tax income, provided PTI exceeded $10 million and subject to Committee discretion	● G-III financial performance, including sales growth, margin improvement and cost reduction ● For all, execution of strategies to address pending tariffs on imported goods, the re-positioning of our retail outlet business and the integration and growth strategies for our DKI acquisition ● For Mr. Miller, performance of dress and sports divisions	$ 5,500	$ 3,000
	Jeffrey Goldfarb	Up to 2.5% of pre-tax income, provided PTI exceeded $10 million and subject to Committee discretion	● For Mr. Goldfarb, execution of our e‑commerce strategy and management of our licensing, marketing and legal departments	$ 4,600	$ 1,250
	Neal Nackman	Subject to Committee discretion	● For Mr. Nackman, management of our financial and accounting departments and investor relations ● Individual performance, tenure and prior year’s compensation	N/A	$ 700

LONG-TERM INCENTIVES

We grant long-term incentive awards to our NEOs in order to align their interests with those of our stockholders by rewarding our executives for achieving long-term performance objectives and enhanced stockholder value.

After failing to receive majority support for the 2018 “Say on Pay” proposal, the Compensation Committee undertook a comprehensive redesign of our long-term incentive program, replacing PRSUs with performance share units (“PSUs”) for new awards. Results of stockholder outreach confirmed that the new grants of PSUs would be well-received by stockholders as discussed under “Executive Summary—Our “Say on Pay” and Stockholder Outreach Initiative” above. A comparison of the old and new programs is provided below:

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Compensation Discussion and Analysis

Long-Term Incentives	Features	Old Long-Term Incentive Program (Includes fiscal 2019 grants)	New Long-Term Incentive Program (First grant in April 2019)
	Overview	● Basic structure in effect since fiscal 2013, with minor modifications	● Comprehensive redesign reflecting input from stockholders during stockholder outreach conducted during early 2019
	Performance Period	● Performance measured over one‑ and two‑ year periods	● Three‑year performance period spans cumulative results on each metric over fiscal 2020, 2021 and 2022
Performance Metrics

In general for fiscal 2013 – 2019:

●   Growth in 20‑day average price of Common Stock during initial period, with ability to satisfy criteria with a higher growth rate over a later period; and

●   Growth in a performance metric such as EBIT, EPS or after-tax earnings over an initial period with ability to satisfy criteria with a higher growth rate over a later period or, in some cases, the ability to satisfy this second performance criteria through enhanced stock price performance in excess of the stock price criteria.

For fiscal 2019:

●   The PRSUs awarded in April 2018 included a stock price performance condition requiring a 15% increase in the 20-day average price of Common Stock on or before April 30, 2020; and

●   The PRSUs awarded in April 2018 included an additional performance condition requiring (i) EBIT for fiscal 2019 to grow by a certain amount over fiscal 2018 which, if not satisfied, could be satisfied by a higher growth rate for fiscal 2020 over fiscal 2018 or (ii) an enhanced stock price performance condition requiring a 25% increase in the 40-day average price of Common Stock on or before January 31, 2020.

●   3‑year cumulative Adjusted EBIT based on annual compounded growth during fiscal 2020, 2021 and 2022

●   3‑year average ROIC

Ï

Both Adjusted EBIT and ROIC are non-GAAP metrics. For the purpose of determining the extent to which PSU awards have vested, reported financial results will be adjusted to exclude the impact of pre-established items with the objective of aligning incentives with performance within management’s control

Ï

75% of each PSU award to our NEOs is subject to achievement of the Adjusted EBIT metric and 25% of each PSU award to our NEOs is subject to achievement of the ROIC metric

	Re-Testing Opportunity	● Available	● Not available
	Time Vesting	● Time vesting over two‑ to five‑year periods ● The PRSUs granted in April 2018 provided for time vesting of one-third of the shares on each of June 15, 2019, 2020 and 2021.	● 100% time vesting on June 15, 2022 after the completion of the three‑year performance period
	Post-Vesting Holding Period	● None

●   Each NEO will be restricted from selling PSU shares that vest for an additional period of two years (other than shares sold or net shares settled to cover related taxes), for a total performance/holding period of five years.

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Compensation Discussion and Analysis

Upward and Downward Adjustments for Exceeding or Falling Below Target Metrics	● No upward or downward adjustment in number of PRSUs earned for meeting or failing to meet targets; number earned is zero if targets are not achieved

●   The percentage of each NEO’s PSU award that may vest with respect to each metric could increase up to a maximum of 150% of the target award relative to that metric if the results achieved for that metric exceed the metric’s performance target by a specified amount and could decrease to 50% of the target award relative to that metric if the results achieved for that metric fall below the metric’s performance target by a specified amount. None of the PSUs would vest with respect to a metric if the results achieved are less than the threshold performance target for that metric and no more than 150% of the PSUs would vest with respect to a metric even if the results achieved exceed the maximum performance target for that metric.

AWARDS UNDER OUR NEW LONG-TERM INCENTIVE PROGRAM

The size of the long-term incentive award made to each of our NEOs under our new PSU program is a factor of the Compensation Committee’s assessment of record-breaking company performance in the 2019 fiscal year, the recipient’s potential contribution to our future growth and financial results and competitive practice in our peer group.

Rigorous financial metrics were established by the Compensation Committee for the performance period:

●    The target Adjusted EBIT metric is based on achieving meaningful annual compounded growth in Adjusted EBIT over the three-year performance period and the maximum Adjusted EBIT metric requires a doubling of this annual compounded growth rate; and

●    Satisfaction of the ROIC metric is based on achieving a substantial improvement in average ROIC over the three-year performance period compared to the three-year period ended in fiscal 2019.

The number of PSUs granted in April 2019 under our new long-term incentive program and the grant date fair value of the PSUs are shown below. The Compensation Committee determined that the grant date fair value of target awards to our CEO and Vice Chairman and President should not increase compared to the grants awarded in fiscal 2019. The Committee determined that these amounts were appropriate because they reflect competitive practice in our peer group for similarly situated executives and because the value of equity for each executive is equal to approximately 25% of total incentive compensation (i.e., grant date fair value of equity plus annual cash incentive earned), making it a substantial component of compensation for our CEO and our Vice Chairman and President.

The Committee also determined that the grant date fair value of target awards to the other NEOs could increase by up to 5% per executive. Based on the CEO’s recommendation, the Committee approved a 5% increase for each of the other NEOs. The table below summarizes the target PSU awards to our NEOs granted in April 2019. As described above, the actual number of PSUs that vest, and their realizable value, may be larger or smaller than the target amounts in this table, or may be zero if actual results are lower than the threshold target performance metrics established by the Committee.

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Compensation Discussion and Analysis

Long-Term Incentives	Executive	Fiscal 2020 Award Grant Date Fair Value (in thousands)	% Increase From Prior Year	Number of PSUs
	Morris Goldfarb	$3,994	0%	111,665
	Sammy Aaron	$2,663	0%	74,443
	Wayne Miller	$2,097	5%	58,624
	Jeffrey Goldfarb	$1,048	5%	29,312
	Neal Nackman	$ 371	5%	10,381

TIMING OF EQUITY AWARDS

We do not coordinate annual equity awards to our Named Executive Officers with the release of material non-public information. The Compensation Committee generally makes equity grants to existing employees on an annual basis. Equity grants to new hires or promotions will generally be made as of the date of hire or promotion or the first business day of the month following the date of hire or promotion. The Compensation Committee retains the discretion to make grants at other times.

OTHER COMPENSATION ELEMENTS

BENEFITS

Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan that provides for a matching contribution equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay. We make an annual contribution of $100,000 to Mr. Goldfarb’s nonqualified deferred compensation account pursuant to his employment agreement that is designed to provide retirement benefits that exceed the limits on qualified plans imposed by the IRS.

PERQUISITES

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our Named Executive Officers, which we believe are consistent in type and amount with those paid by our competitors. We provide a supplemental life insurance policy to Mr. Goldfarb because it was negotiated as part of his employment agreement.

 For additional information regarding perquisites paid to our executive officers, please see footnote 3 to the Fiscal 2019 Summary Compensation Table below.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Wayne Miller and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman, Wayne Miller and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.

The apparel business is highly competitive, and we use employment and executive transition agreements to retain our executive officers and achieve our objectives for management continuity. Our employment and executive transition agreements also specify competitive severance benefits designed to minimize negotiation with executives in the event a termination of employment should occur and ensure continued focus on the business if a change of control occurs. Finally, our employment agreements contain covenants which prevent our executive officers from soliciting our customers and employees and disclosing confidential information about our business plans and practices.

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Compensation Discussion and Analysis

 For more information about our employment agreements see “Executive Compensation Tables—Fiscal 2019 Summary Compensation Table—Morris Goldfarb Employment Agreement”, “—Sammy Aaron Employment Agreement”, “—Wayne Miller Employment Agreement” and “—Jeffrey Goldfarb Employment Agreement” and “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Other Compensation and Governance Programs, Policies and Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted robust stock ownership guidelines for our directors and our Named Executive Officers. These guidelines foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman and President	2x
All Other Named Executive Officers and Directors who are Employees	1x

Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net shares obtained from the vesting of restricted stock units or from the exercise of stock options. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2019. All of our NEOs and directors are in compliance with these guidelines.

CLAWBACK/EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Beginning with fiscal 2014, in the event that G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.

ANTI-HEDGING POLICY

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

ANTI-PLEDGING POLICY

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock.

The Board may, in its sole discretion and in limited instances, grant exceptions to this policy after considering the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding. In fiscal 2016, the Board granted such an exception to Morris Goldfarb, permitting him to pledge up to 400,000 shares from time to

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Compensation Discussion and Analysis

time. This number of shares represented approximately 9% of the shares owned by Mr. Goldfarb and approximately 0.9% of the number of our shares that were outstanding at the time that the Board granted its approval.

The Board has eliminated the exception to the anti-pledging policy previously granted to Mr. Goldfarb. During the period that the exception was in effect, Mr. Goldfarb did not pledge any of his shares.

EFFECT OF SECTION 162(m) OF THE CODE

The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for our success. Going forward, the Committee intends to continue to ensure that a significant portion of pay for our executive officers is at risk and subject to the attainment of performance goals, notwithstanding the elimination of deductibility for performance-based compensation under Section 162(m) as amended by the 2017 Tax Act.

The amendments to Section 162(m) are effective for taxable years beginning after December 31, 2017—in our case, for fiscal 2019 and subsequent years—subject to transition relief for compensation paid pursuant to binding written contracts in effect on November 2, 2017 that are not materially modified on or after such date. Based on our current understanding of the transition rules and IRS guidance, we anticipate that the transition relief will apply to (a) annual incentive compensation payable to Morris Goldfarb pursuant to his employment agreement through fiscal 2020, (b) annual incentive compensation payable to Sammy Aaron pursuant to his employment agreement through fiscal 2019 and (c) to compensation paid pursuant to PRSUs granted by us prior to November 2, 2017. However, there can be no assurance that these amounts will be fully deductible for fiscal 2019 and subsequent years due to ambiguities and uncertainties in the application of the changes made by the 2017 Act and the transition rules and IRS guidance issued thereunder.

How We Make Compensation Decisions

THE ROLE OF THE COMPENSATION COMMITTEE

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our CEO in connection with making its determinations regarding compensation of our other NEOs and relies to a large extent on his evaluation of each executive’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

THE ROLE OF MANAGEMENT

Our CEO annually makes recommendations on the amount and mix of the total compensation of other NEOs to the Compensation Committee. Our CEO is not involved in the determination of his own compensation.

THE ROLE OF INDEPENDENT COMPENSATION CONSULTANTS

In order to obtain a fresh look at our executive compensation program and our stockholder outreach, the Compensation Committee retained Compensation Advisory Partners (“CAP”) to serve as its independent advisor on executive compensation and corporate governance matters. CAP is a nationally recognized executive compensation consultancy and serves as the Committee’s independent advisor on executive compensation and corporate governance matters. In carrying out these responsibilities, CAP assisted the Committee with its redesign of G-III’s executive compensation program by providing insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. CAP also assisted with respect to G-III’s stockholder outreach initiative. Radford, an Aon Hewitt company and a nationally recognized executive compensation consultancy, also provided advice to the Committee during fiscal 2019 with respect to executive compensation and corporate governance matters.

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Compensation Discussion and Analysis

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Committee’s sole discretion. Neither CAP or Radford has performed any services other than executive and director compensation and related corporate governance consulting for G-III and performed its services only on behalf of and at the direction of the Committee. Prior to engaging CAP and Radford, the Committee reviewed the factors related to consultant independence and determined that no conflict of interest exists for either firm.

G-III has retained a separate consultant, FTI Consulting, which advises management (but not the Committee) on market trends in executive compensation, provides analysis and recommendations, and reviews and comments on compensation proposals. FTI has not performed any services for G-III other than relating to executive compensation and performed its services only on behalf of and at the direction of management of G-III. The Compensation Committee also determined that no conflict of interest exists with respect to the retention of FTI Consulting by G-III to advise management.

THE ROLE OF COMPETITIVE MARKETPLACE PRACTICE

The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are comparable to G-III to ensure that our programs are competitive. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.

Our peer companies were selected based on the following parameters:

•	Appropriately sized companies with revenues ranged from approximately 0.5 to 2 times those of G-III;
•	Companies operating in the apparel and retail industries with a focus on accessible luxury brands; and
•	Companies from the comparator groups used by our comparators and by stockholder advisory groups.

The companies in our pay peer group include:

●Carter’s Inc.	●Lululemon Athletic, Inc.	●Steven Madden, Ltd.
●Columbia Sportswear Co.	●Capri Holdings Limited*	●Tapestry, Inc.
●Deckers Outdoor Corp.	●Oxford Industries, Inc.	●Under Armour, Inc.
●Fossil Group, Inc.	●Skechers USA, Inc.	●Wolverine World Wide, Inc.

*   Formerly Michael Kors Holdings Limited

In addition, the Committee reviewed three additional companies which were too large to serve as pay comparators but are viewed as sources for practice peer competitive intelligence regarding pay design and practices. The additional companies are:

●PVH Corp.	●Ralph Lauren Corp.	●VF Corp.

The median annual revenues of the companies in our pay level peer group are $3.0 billion compared to $3.1 billion for G-III in fiscal 2019.

THE CONSIDERATION OF RISK

The Compensation Committee considers risk in its deliberations regarding pay levels and practices and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

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Compensation Discussion and Analysis

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman
Laura Pomerantz
Allen Sirkin
Willem van Bokhorst

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Compensation Discussion and Analysis

EXECUTIVE COMPENSATION TABLES

FISCAL 2019 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2019 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and	Years of	Fiscal		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Service (1)	Year	Salary ($)	($)	($)(2)	($)	($)	($)	($)(3)	Total ($)
Morris Goldfarb	45	2019	1,000,000	—	3,994,108	—	12,419,092	—	285,780	17,698,980
Chairman of the Board and Chief Executive Officer		2018	1,000,000	—	1,324,738	—	6,285,064	—	287,228	8,897,030
		2017	1,000,000	2,000,000	3,111,832	—	1,410,417	—	303,465	7,825,714
Neal S. Nackman	15	2019	500,000	700,000	353,631	—	—	—	18.200	1,571,831
Chief Financial Officer and Treasurer		2018	500,000	650,000	66,226	—	—	—	18.000	1,234,226
		2017	500,000	600,000	319,159	—	—	—	21.400	1,440,559
Sammy Aaron	13	2019	750,000	—	2,662,689	—	8,086,372	—	32.461	11,531,522
Vice Chairman and President		2018	750,000	—	827,959	—	4,103,000	—	31.113	5,712,072
		2017	750,000	1,250,000	2,393,714	—	989,727	—	30.913	5,414,354
Wayne S. Miller	21	2019	750,000	3,000,000	1,997,024	—	—	—	78.711	5,825,735
Chief Operating Officer and Secretary		2018	750,000	2,500,000	182,150	—	—	—	77.345	3,509,495
		2017	750,000	2,195,000	1,595,796	—	—	—	65.665	4,606,461
Jeffrey Goldfarb	16	2019	750,000	1,250,000	998,497	—	—	—	11.000	3,009,497
Executive Vice President and Director of Strategic Planning		2018	750,000	1,000,000	115,911	—	—	—	10.800	1,876,711
		2017	750,000	890,000	797,898	—	—	—	10.600	2,448,498

(1)	This represents service with us in all capacities but excludes prior service with companies acquired by G-III.

(2)

The amounts reflect the full grant date fair value of PRSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers in fiscal 2019. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended January 31, 2019.

(3)	All Other Compensation includes the following:

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Compensation Discussion and Analysis

			Matching
		Life Insurance	Contribution to
	Fiscal	Premiums	401(k) Plan
Name	Year	(a)	(b)	Perquisites		Total
Morris Goldfarb	2019	138,900	11,000	135,880	(c)	285,780
	2018	138,900	10,800	137,582	(d)	287,228
	2017	158,900	10,600	133,965	(e)	303,465
Neal S. Nackman	2019	7,200	11,000	—		18,200
	2018	7,200	10,800	—		18,000
	2017	10,800	10,600	—		21,400
Sammy Aaron	2019	7,768	11,000	13,693	(f)	32,461
	2018	7,768	10,800	12,545	(f)	31,113
	2017	7,768	10,600	12,545	(f)	30,913
Wayne S. Miller	2019	57,856	11,000	9,855	(g)	78,711
	2018	57,172	10,800	9,373	(g)	77,345
	2017	46,025	10,600	9,040	(g)	65,665
Jeffrey Goldfarb	2019	—	11,000	—		11,000
	2018	—	10,800	—		10,800
	2017	—	10,600	—		10,600

(a)	The full amount of all premiums paid by G-III for life insurance coverage.
(b)

The full amount of our matching contributions under our 401(k) Plan (which are equal to 100% of the participant’s contribution for the first 3% of salary plus 50% of the participant’s contribution for the next 2% of salary, subject to limitations under the IRS regulations).

(c)

Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $15,880 for the reimbursement of Mr. Goldfarb’s parking expenses

(d)

Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $17,528 for the reimbursement of Mr. Goldfarb’s parking expenses.

(e)

Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $13,965 for the reimbursement of Mr. Goldfarb’s parking expenses.

(f)	The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(g)	The full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.

As we prepared the tabular disclosure for this Proxy Statement presented in the Summary Compensation Table shown above, we discovered technical errors in the manner in which compensation had been previously reported with respect to fiscal 2017 and fiscal 2018. The compensation amounts shown above have been appropriately reclassified to the proper fiscal year or to the correct category in accordance with SEC disclosure rules, resulting in a revision to how compensation is reported for our NEOs for fiscal 2017 and fiscal 2018.  While our classifications and timing, as well as certain amounts reported in the above Summary Compensation Table, have changed compared to prior years, these changes involve technical interpretation of disclosure rules and equity valuation assumptions and do not result in any change in the compensation provided to our NEOs. Neither we nor the Compensation Committee has taken any action to provide additional or different elements of compensation than those described in previous proxy statements. Set forth below is a description of the technical changes to the Summary Compensation Table shown above compared to the Summary Compensation Table in prior proxy statements.

(a)

For Morris Goldfarb and Sammy Aaron, amounts with respect to the contractual annual cash incentive contained in their employment agreements previously reported for fiscal 2018 and fiscal 2017 in the Bonus column have been moved to the Non-Equity Incentive Plan Compensation column. These annual cash incentive awards are determined by formula pursuant to each executive’s employment agreement and the Compensation Committee does not exercise any discretion over the amount earned.  Accordingly, we now classify the awards as Non-Equity Incentives as shown above and as shown in the Table of Plan-Based Grants, rather than as discretionary Bonus awards as previously reported. This reclassification does not affect the aggregate annual incentive amounts paid during these time periods.

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Compensation Discussion and Analysis

(b)

For all NEOs, amounts reported as Stock Awards for fiscal 2018 and fiscal 2017 have been changed to reflect the fiscal year in which each PRSU grant was made, rather than the year with respect to which the Compensation Committee made the grant as previously reported.  For example, the grant date fair value of PRSUs granted on April 28, 2018 are now included in fiscal 2019 compensation in the Summary Compensation Table and in the Table of Plan-Based Grants, rather than included in fiscal 2018 compensation as was the case in last year’s proxy statement.  Similar timing adjustments apply to fiscal 2017. These timing adjustments do not affect the aggregate amount of awards granted to our NEOs or the terms of those awards.

(c)

For all NEOs, the accounting grant date fair value of PRSUs granted on April 28, 2018 was reported incorrectly last year due to an error in the valuation methodology employed by our outside valuation firm that was not discovered until after the proxy statement was published. The corrected amounts, shown above as Stock Awards for fiscal 2019, compared to the amounts reported last year with respect to these awards, are as follows for our NEOs: Morris Goldfarb, $3,994,108 replaces $3,173,570; Neal Nackman, $353,631 replaces $280,986; Sammy Aaron, $2,662,689 replaces $2,115,706; Wayne Miller, $1,997,024 replaces $1,586,785; and Jeffrey Goldfarb, $998,497 replaces $793,381. This correction does not change the number of PRSUs granted or the terms of these grants.

(d)

For Morris Goldfarb, $277,968 was reported under Change in Pension Value and Nonqualified Deferred Compensation as part of his fiscal 2018 compensation and $360,963 was reported as part of his fiscal 2017 compensation in last year’s proxy statement.  These amounts represent dividends and interest earned on investments in marketable securities in his nonqualified deferred compensation account and are also disclosed below in the Nonqualified Deferred Compensation Table. Since we do not pay above market interest or provide any other preference to Mr. Goldfarb, these amounts should not have been included in his compensation as reported in the Summary Compensation Table for those years.  Accordingly, we have eliminated these amounts from Mr. Goldfarb’s compensation as shown above in the Summary Compensation Table.

The impact of these corrections and reclassifications on Total compensation reported in the Summary Compensation Table are shown below for each NEO for fiscal 2018 and fiscal 2017. The net effect of these corrections and reclassifications is to reduce compensation reported for those two fiscal years compared to the amount reported in the Summary Compensation Table for each of our NEOs in last year’s proxy statement: The changes in the manner in which these amounts are reported in the Summary Compensation Table do not change the actual amount of cash paid or number of PRSUs granted to our NEOs.

		Total Compensation	Total Compensation
	Fiscal	reported above in the	reported in last year's
Name	Year	Summary Compensation Table	Summary Compensation Table
Morris Goldfarb	2018	$8,897,030	$11,023,830
	2017	$7,825,714	$9,511,415
Neal S. Nackman	2018	$1,234,226	$1,448,986
	2017	$1,440,559	$1,506,785
Sammy Aaron	2018	$5,712,072	$6,999,819
	2017	$5,414,354	$6,242,313
Wayne S. Miller	2018	$3,509,495	$4,914,130
	2017	$4,606,461	$4,788,612
Jeffrey Goldfarb	2018	$1,876,711	$2,554,181
	2017	$2,448,498	$2,564,410

▪	Morris Goldfarb Employment Agreement

Morris Goldfarb has an employment agreement with us that is effective through January 31, 2022. This agreement is automatically extended each year for an additional year absent a notice of non-extension by one party to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual incentive bonus payable to Mr. Goldfarb, see “Compensation Discussion and Analysis—Annual Incentives for our CEO and our Vice Chairman and President” above.

Mr. Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.

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Compensation Discussion and Analysis

For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Morris Goldfarb” below.

▪	Sammy Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2020. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. The agreement provides for an annual base salary of $750,000. For information with respect to the annual incentive bonus payable to Mr. Aaron, see “Compensation Discussion and Analysis—Annual Incentives for our CEO and our Vice Chairman and President” above.

For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Sammy Aaron” below.

▪	Wayne Miller Employment Agreement

The term of Mr. Miller’s employment agreement extends through January 31, 2020, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Under the employment agreement, Mr. Miller receives an annual salary of $750,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III’s benefit plans and arrangements for senior executive personnel. If Mr. Miller’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Miller for “good reason”, Mr. Miller is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Mr. Miller during the two fiscal years immediately preceding the fiscal year in which Mr. Miller’s employment terminates and (ii) an annual bonus amount of $500,000, subject to compliance by Mr. Miller with his non-competition and certain other obligations in his employment agreement.

▪	Jeffrey Goldfarb Employment Agreement

The term of Jeffrey Goldfarb’s employment agreement extends through January 31, 2020, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Under the employment agreement, Mr. Goldfarb receives an annual salary of $750,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III’s benefit plans and arrangements for senior executive personnel. If Mr. Goldfarb’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Goldfarb for “good reason”, Mr. Goldfarb is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000, subject to compliance by Mr. Goldfarb with his non-competition and certain other obligations in his employment agreement.

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Compensation Discussion and Analysis

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

The employment agreements with each of Morris Goldfarb and Sammy Aaron contain provisions for contractual annual cash incentive awards. On April 26, 2018, the Compensation Committee of our Board of Directors granted PRSUs pursuant to our 2015 Plan to each of our Named Executive Officers. The following table summarizes these non-equity and equity incentive awards for the 2019 fiscal year.

			Estimated Future Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards (2)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)(3)
Morris Goldfarb	Annual Incentive	N/A	$-	$8,556,511	$12,834,766	-
	PRSUs	April 26, 2018					132,122	132,122	$3,994,048
Sammy Aaron	Annual Incentive	N/A	$-	$5,585,500	$8,378,250	-
	PRSUs	April 26, 2018					88,081	88,081	$2,662,689
Wayne S. Miller	PRSUs	April 26, 2018				-	66,061	66,061	$1,997,024
Neal S. Nackman	PRSUs	April 26, 2018				-	11,698	11,698	$353,631
Jeffrey Goldfarb	PRSUs	April 26, 2018				-	33,030	33,030	$998,497

(1)

The terms of the annual cash incentive award opportunity for each of Mr. Goldfarb and Mr. Aaron are described under “Compensation Discussion and Analysis-Annual Incentives for Our CEO and Vice Chairman and President.”  The amount set forth under “Target” is payable to the executive if our actual pre-tax income equals forecasted pre-tax income. The amount set forth under “Maximum” is equal to 150% of target. No annual incentive is payable to either executive if actual pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast.

(2)

The amounts reflect the number of PRSUs awarded to the Named Executive Officers in fiscal 2019 with respect to performance in fiscal 2018. See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(3)

The amounts reflect the full grant date fair value of the PRSUs under ASC 718 awarded to the Named Executive Officers in fiscal 2019. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended January 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR-END

The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2019, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested PRSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to the number of or market value of “Shares or Units of Stock That Have Not Vested” summarize unvested PRSUs granted in prior fiscal years, as detailed in the footnotes to the table, for which threshold performance goals have been achieved but which remained subject to time vesting conditions as of January 31, 2019. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested”

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Compensation Discussion and Analysis

summarize unvested PRSUs granted in prior fiscal years, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2019.

	Stock Awards
	Number of				Equity Incentive Plan		Equity Incentive Plan
	Shares or Units				Awards: Number of		Awards: Market Value of
	of Stock That		Market Value of Shares or		Unearned Shares or		Unearned Shares or
	Have Not		Units of Stock That Have		Units That Have Not		Units That Have Not
Name	Vested (#)(1)		Not Vested ($)(1)(2)		Vested (#)(3)		Vested ($)(2)(3)
Morris Goldfarb	66,436	(4)	2,316,623	(4)	159,336	(5)	5,556,046
	33,734	(6)	1,176,305	(6)	103,287	(7)	3,601,618
	132,122	(8)	4,607,094	(8)	—		—
Neal S. Nackman	3,322	(4)	115,838	(4)	16,342	(5)	569,846
	3,460	(6)	120,650	(6)	10,593	(7)	369,378
	11,698	(8)	407,909	(8)	—		—
Sammy Aaron	41,522	(4)	1,447,872	(4)	122,566	(5)	4,273,876
	25,949	(6)	904,842	(6)	79,451	(7)	2,770,456
	88,081	(8)	3,071,384	(8)	—		—
Wayne S. Miller	9,135	(4)	318,537	(4)	81,710	(5)	2,849,228
	17,300	(6)	603,251	(6)	52,967	(7)	1,846,959
	66,061	(8)	2,303,547	(8)	—		—
Jeffrey Goldfarb	5,813	(4)	202,699	(4)	40,855	(5)	1,424,614
	8,650	(6)	301,626	(6)	26,483	(7)	923,462
	33,030	(8)	1,151,756	(8)	—		—

(1)	Reflects PRSUs issued to the Named Executive Officers for which performance goals had been achieved but which remained subject to time vesting conditions as of January 31, 2019.

(2)	Market value of unvested PRSUs assume a price of $34.87 per share of our Common Stock as of January 31, 2019.

(3)	Reflects PRSUs issued to the Named Executive Officers for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2019.

(4)

Reflects PRSUs issued to the Named Executive Officers in fiscal 2018 under the 2015 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested in equal portions on each of March 28, 2019 and March 28, 2020.

(5)

Reflects PRSUs issued to the Named Executive Officers in fiscal 2017 under the 2015 Plan. The performance conditions of such PRSUs were satisfied on March 27, 2019, each Named Executive Officer’s right to receive these shares of Common Stock will become vested on in equal portions on March 28, 2019 and January 27, 2020.

(6)

Reflects PRSUs issued to the Named Executive Officers in fiscal 2015 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on October 5, 2019.

(7)

Reflects PRSUs issued to the Named Executive Officers in fiscal 2016 under the 2015 Plan. If the performance conditions of such PRSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions of such PRSUs are satisfied on or before December 10, 2019, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 50% upon satisfaction of the performance condition, and 25% on each of December 10, 2019 and December 10, 2020.

(8)

Reflects PRSUs issued to the Named Executive Officers in fiscal 2019 under the 2015 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested as to one-third of such shares on each of June 15, 2019, June 15, 2020 and June 15, 2021.

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Compensation Discussion and Analysis

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all shares vested for the Named Executive Officers during the fiscal year ended January 31, 2019. No options were outstanding or exercised during the fiscal year ended January 31, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Morris Goldfarb	105,455	4,123,023
Neal S. Nackman	9.095	359,924
Sammy Aaron	76,400	2,998,926
Wayne S. Miller	41,798	1,665,112
Jeffrey Goldfarb	21,512	854,978

(1)	Reflects shares issued on vesting of PRSUs. These PRSUs vested on March 28, 2018 and October 5, 2018.

(2)	Reflects the aggregate value of the shares issued at a market price of $36.58 on March 28, 2018 and $40.23 on October 5, 2018.

FISCAL 2019 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2019.

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings (Loss)		Withdrawals/	Balance at
Name	in Fiscal 2019 ($)	in Fiscal 2019 ($)		in Fiscal 2019 ($)		Distributions ($)	January 31,2019 ($)
Morris Goldfarb	—	100,000	(1)	(128,686)	(2)	—	1,729,534	(3)

(1)	Amount has been reported as “All Other Compensation” in the Fiscal 2019 Summary Compensation Table.

(2)

Since G-III does not pay above market interest or provide any other preference to Mr. Goldfarb, these amounts are not included in his compensation as reported in the Summary Compensation Table for those years. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)	Reflects the aggregate amount of contributions by G-III for the Named Executive Officer during his career with G-III plus the investment earnings thereon.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Wayne Miller and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman, Wayne Miller and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH MORRIS GOLDFARB

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement, as amended) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement, as amended), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary, pro rata bonus and other compensation accrued through the date of the termination.

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Compensation Discussion and Analysis

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will receive the salary, bonus and other benefits he otherwise would have received if his employment had continued for the then remaining term of the employment agreement. The salary portion would be paid in a lump sum, and the bonus and benefits portions will be due as and when they would otherwise have been paid or provided. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to the excess of (a) 2.99 times average of Mr. Goldfarb’s annual compensation for the preceding five years, over (b) the value of any other payments and benefits (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards) which are deemed to be contingent upon the occurrence of the Change in Control under Section 280G of the Code. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in the fiscal year of his death.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH SAMMY AARON

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary, bonus and other benefits for the balance of the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to cash severance of an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over 24 months. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. The cash severance amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Aaron may receive (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a Change in Control occurs). If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that, for one year following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of G-III, (b) interfere with G-III’s business relationships, or (c) solicit or hire G-III employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of G-III acquired during his employment.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH WAYNE MILLER

If we terminate Mr. Miller’s employment for justifiable cause (as defined in his employment agreement) or Mr. Miller voluntarily resigns without good reason (as defined in his employment agreement), Mr. Miller will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Miller’s employment is terminated without justifiable cause or by Mr. Miller for good reason, Mr. Miller will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the “severance period”).

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Compensation Discussion and Analysis

His annual bonus for each twelve-month period during the severance period shall be equal to the greater of (i) the average annual cash bonus earned by Mr. Miller during the two fiscal years immediately preceding the fiscal year in which Mr. Miller’s employment terminates and (ii) an annual bonus amount of $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Miller will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Miller’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Miller’s employment agreement is terminated due to his disability or death, Mr. Miller will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.

Mr. Miller is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Miller will receive cash separation pay in an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24‑month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Miller will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Miller may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Miller’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NEAL NACKMAN

In the event that Neal Nackman is terminated without “Cause” (as defined in his severance letter agreement), Mr. Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).

Mr. Nackman is also a party to an executive transition agreement. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18‑month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH JEFFREY GOLDFARB

If we terminate Mr. Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Goldfarb’s employment is terminated without justifiable cause or by Mr. Goldfarb for good reason, Mr. Goldfarb will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the

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Compensation Discussion and Analysis

“severance period”). His annual bonus for each twelve-month period during the severance period shall be equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Goldfarb will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Goldfarb’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Goldfarb’s employment agreement is terminated due to his disability or death, Mr. Goldfarb will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.

Mr. Goldfarb is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Goldfarb will receive cash separation pay in an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24‑month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Goldfarb will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Goldfarb may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Goldfarb’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.

ACCELERATION OF VESTING UPON TERMINATION OR CHANGE IN CONTROL

There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of employment within two years after the date of the change in control—a so-called “double trigger” vesting condition. If an equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.

ESTIMATED PAYOUTS ON TERMINATION OF EMPLOYMENT

The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Wayne Miller, Neal Nackman and Jeffrey Goldfarb, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2019 and their last day of employment was January 31, 2019.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

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Compensation Discussion and Analysis

▪	MORRIS GOLDFARB, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$ 26,838,184	(1)	$ 29,453,102	(2)
Accelerated Vesting of Equity Awards	—		$ 17,257,686	(3)
Value of Continuing Employee Benefits	$ 308,674	(4)	$ 463,011	(4)
Total	$ 27,146,858		$ 47,173,799

(1)

This amount assumes that, on the date of termination, the remaining term of Mr. Goldfarb’s employment agreement is two years (which is the maximum potential remaining term). The cash payment is based on Mr. Goldfarb’s salary and annual bonus for the fiscal year ended January 31, 2019 and is composed of $2,000,000 of salary replacement (2 years x $1,000,000 annual salary rate) payable upon termination, plus $24,838,184 of annual bonus replacement (2 years x $12.419,092 annual bonus). The estimated bonus component is based upon the assumption that the bonus formula in Mr. Goldfarb’s employment agreement will yield the same annual amount in the future as it did for fiscal 2019. Depending upon actual future bonus amounts, the total cash separation payments will be higher or lower than the amount shown above.

(2)

This amount is equal to the excess of $47,173,799 (2.99 times Mr. Goldfarb’s average annual compensation for 2014 through 2018) over $17,720,697 (the total gross value of the non-cash post-change in control severance benefits described in notes (3) and (4) below). As indicated in note 3 below, the Section 280G value of accelerated vesting of equity awards (calculated in accordance with the tax regulations issued under Section 280G of the Code) would be less than the gross value of the outstanding unvested awards. The actual amount of the cash severance payment and the total amount of cash and non-cash severance payments and benefits, as shown in the table, would thus be increased to the extent that the Section 280G value of accelerated vesting of equity awards is less than $17,257,686 (see note 3 below). In any event, however, the total amount of Mr. Goldfarb’s post-change in control severance payments and benefits will still be less than the maximum amount that could be paid to him without adverse tax consequences under Section 280G.

(3)

This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2019, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2019 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control). As indicated in note (2) above, the difference between the gross value of accelerated vesting ($17,257,686) and the lower Section 280G value would result in a corresponding increase in the cash severance payment and the total amount of payments and benefits shown in the above table.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a non-change in control termination or a post-change in control termination.
▪	SAMMY AARON, VICE CHAIRMAN AND PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$ 8,836,372	(1)	$ 13,689,372	(2)
Accelerated Vesting of Equity Awards	—		$ 15,545,011	(3)
Value of Continuing Employee Benefits	$ 31,636	(4)	$ 47,735	(4)
Total	$ 8,868,008		$ 29,282,118

(1)

This amount assumes that, on the date of termination, the remaining term of Mr. Aaron’s employment agreement is one year. The cash payment is based on Mr. Aaron’s salary and annual bonus for the fiscal year ended January 31, 2019 and is composed of $750,000 of salary and $8,086,372 of annual bonus. The salary component will be payable in the form of salary continuation, and the bonus component will be payable when the bonus would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to G-III and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)

This amount reflects the formula post-change in control separation pay contained in Mr. Aaron’s employment agreement—i.e., 2.0 times the sum of (a) his salary as of January 31, 2019 $750,000, plus (b) his average annual bonus for the two preceding fiscal years

2019 PROXY STATEMENT / 55

Compensation Discussion and Analysis

(assuming that the average annual cash bonus earned by Mr. Aaron during the two fiscal years preceding the fiscal year in which Mr. Aaron’s employment terminates is $6,094,686). The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement. The cash severance amount shown in the table would be reduced if and to the extent that the total value of the post-change in control cash severance and benefits (calculated in accordance with tax regulations issued under Section 280G of the Code) is greater than Mr. Aaron’s “280G threshold amount.” Mr. Aaron’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2014 through 2018 if a change in control had occurred on January 31, 2019). As of January 31, 2019, Mr. Aaron’s 280G threshold amount was $31,676,998. Based upon the figures shown in the table, Mr. Aaron’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)

This amount represents the gross value of accelerated vesting of Mr. Aaron’s unvested equity awards outstanding as of January 31, 2019, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2019 Year-End” above.

(4)

The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

▪	WAYNE S. MILLER, CHIEF OPERATING OFFICER

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$ 1,500,000	(1)	$ 1,500,000	(1)
Bonus	$ 5,500,000	(2)	$ 5,500,000	(2)
Accelerated Vesting of Equity Awards	‒		$ 7,921,523	(3)
Value of Continuing Employee Benefits	$ 146,586	(4)	$ 30,874	(4)
Total	$ 7,146,586		$ 14,952,397

(1)	Assumes a base salary of $750,000 per year.

(2)

This amount assumes that the annual cash bonus earned by Mr. Miller during the two fiscal years preceding the fiscal year in which Mr. Miller’s employment terminates is $2,750,000. Mr. Miller’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2014 through 2018 if a change in control had occurred on January 31, 2019). As of January 31, 2019, Mr. Miller’s 280G threshold amount was $18,698,795. Based upon the figures shown in the table, Mr. Miller’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)

This amount represents the gross value of accelerated vesting of Mr. Miller’s unvested equity awards outstanding as of January 31, 2019, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2019 Year-End” above.

(4)

The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

▪	NEAL S. NACKMAN, CHIEF FINANCIAL OFFICER

			Termination without Cause or
			Resignation for Good Reason in Connection
	Termination without Cause		with a Change in Control
Base Salary	$ 500,000	(1)	$ 750,000	(1)
Bonus	$ 675,000	(2)	$ 1,012,500	(2)
Accelerated Vesting of Equity Awards	‒		$ 1,583,621	(3)
Value of Continuing Employee Benefits	$ 22,637	(4)	$ 23,156	(4)
Total	$ 1,197,637		$ 3,369,277

(1)	Assumes a base salary of $500,000 per year.

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Compensation Discussion and Analysis

(2)

This amount assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $675,000. Mr. Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2014 through 2018 if a change in control had occurred on January 31, 2019). As of January 31, 2019, Mr. Nackman’s 280G threshold amount was $4,870,684. Based upon the figures shown in the table, Mr. Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)

This amount represents the gross value of accelerated vesting of Mr. Nackman’s unvested equity awards outstanding as of January 31, 2019, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2019 Year-End” above.

(4)

The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

▪	JEFFREY GOLDFARB, EXECUTIVE VICE PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$ 1,500,000	(1)	$ 1,500,000	(1)
Bonus	$ 2,250,000	(2)	$ 2,250,000	(2)
Accelerated Vesting of Equity Awards	‒		$ 4,004,157	(3)
Value of Continuing Employee Benefits	$ 47,735	(4)	$ 47,735	(4)
Total	$ 3,797,735		$ 7,801,892

(1)	Assumes a base salary of $750,000 per year.

(2)

This amount assumes that the annual cash bonus earned by Mr. Goldfarb during the two fiscal years preceding the fiscal year in which Mr. Goldfarb’s employment terminates is $1,125,000. Mr. Goldfarb’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2014 through 2018 if a change in control had occurred on January 31, 2019). As of January 31, 2019, Mr. Goldfarb’s 280G threshold amount was $8,384,289. Based upon the figures shown in the table, Mr. Goldfarb’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

(3)

This amount represents the gross value of accelerated vesting of Mr. Goldfarb’s unvested equity awards outstanding as of January 31, 2019, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2019 Year-End” above.

(4)

The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

CEO PAY  RATIO

The total compensation for fiscal 2019 of our Chief Executive Officer, Morris Goldfarb, was $17,698,980, as reflected in the Fiscal 2019 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $7,101 for fiscal 2019. As a result, we estimate that the ratio of Morris Goldfarb’s fiscal 2019 annual total compensation to that of our median employee for fiscal 2019 was 2,493 to 1.

As of December 31, 2018, G-III employed 10,113 employees worldwide, of which approximately 89.7%  were employed in the U.S., 5.1% were employed in Europe and 5.2% were employed in Asia. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department. In addition, as of December 31, 2018, approximately 30.8% of our employees worldwide were part-time employees and approximately 21.5% were seasonal or temporary employees. The CEO pay ratio reported above is skewed upwards by the significant number of part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us.

2019 PROXY STATEMENT / 57

Compensation Discussion and Analysis

We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2018, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2019 Summary Compensation Table included in this Proxy Statement, except that we annualized the compensation of employees employed by us on December 31, 2018 to determine median fiscal 2019 compensation. We did not annualize the compensation for any employee employed for less than the calendar year 2018.

The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

DIRECTOR COMPENSATION

Our Non-Employee Directors receive an annual cash retainer of $35,000 per year for service as a director of G-III. In addition, Non-Employee Directors receive a fee of $1,000 per Board or Committee meeting attended, subject to the proviso in the next sentence, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Members of the Audit and Compensation Committees receive an annual retainer of $10,000, provided that no per meeting fees are paid unless the number of Audit or Compensation Committee meetings exceeds five per year.

Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$6,000

The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $100,000 with a vesting period of three years. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee receives an additional annual grant of RSUs valued at $25,000 and that the Chair of the Nominating and Corporate Governance Committee receives an additional annual grant of RSUs valued at $15,000 Each of these grants vests over the same period of three years. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.

FISCAL 2019 DIRECTOR COMPENSATION TABLE

Set forth below is a table presenting compensation information with respect to all of our Directors for the fiscal year ended January 31, 2019, other than Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Jeanette Nostra. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb is reported in the Fiscal 2019 Summary Compensation Table appearing elsewhere in this Proxy Statement. Jeanette Nostra does not receive any compensation for her services as a director because she is a senior advisor to G-III and is compensated as our employee.

	Fees Earned or	Stock		Option	All Other
Name	Paid in Cash ($)(1)	Awards ($)		Awards ($)	Compensation ($)	Total ($)
Thomas J. Brosig	53,000	114,995	(2)	—	—	167,995
Alan Feller	73,000	124,957	(2)	—	—	197,957
Laura Pomerantz	50,000	99,956	(2)	—	—	149,956
Allen Sirkin (3)	49,000	99,956	(2)	—	—	148,956
Willem van Bokhorst	63,000	99,956	(2)	—	—	162,956
Cheryl Vitali	40,000	99,956	(2)	—	—	139,956
Richard White	104,000	149,958	(2)	—	—	253,958

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Compensation Discussion and Analysis

(1)

The amount indicated includes the annual cash retainer, annual cash retainers to members of the Audit and Compensation Committees, annual payments to the Lead Independent Director and chairs of committees and fees for Board or committee meetings attended.

(2)

In March 2018, our Compensation Committee granted each of Thomas Brosig, Alan Feller, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali, Allen Sirkin and Richard White RSUs that enable each of them to receive up to 2,107 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 1,054 RSUs to Mr. White in recognition of his service as Lead Independent Director, 527 RSUs to Mr. Feller in recognition of his service as Chair of the Audit Committee and 317 RSUs to Mr. Brosig in recognition of his service as Chair of the Nominating and Corporate Governance Committee. All of these awards became effective after each director’s election to the Board at the 2018 Annual Meeting and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the grant date, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2019. At January 31, 2019, the directors named in the table above held unvested RSUs as follows: Mr. Thomas Brosig, 5,768 RSUs; Mr. Alan Feller, 5,978 RSUs; Ms. Laura Pomerantz, 5,451 RSUs; Mr. Allen Sirkin, 5,451 RSUs; Mr. Willem van Bokhorst, 5,451 RSUs; Ms. Cheryl Vitali, 5,451 RSUs; and Mr. Richard White, 8,176 RSUs. In addition, at that date, the following directors held stock options to purchase our Common Stock as follows: Mr. Thomas Brosig, 3,600; Ms. Laura Pomerantz, 18,000; Mr. Willem van Bokhorst, 6,000; and Mr. Richard White, 6,000.

(3)	Allen Sirkin has decided not to stand for reelection at the Annual Meeting.

2019 PROXY STATEMENT / 59

PROPOSAL NO. 1  ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the eleven persons named below (ten of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Allen Sirkin, a current director, advised us that he will not stand for reelection at the Annual Meeting. Victor Herrero is a new director nominee. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director and director nominee with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

DIRECTOR NOMINEES

MORRIS GOLDFARB Chairman of the Board and Chief Executive Officer, G-III	Age: 68 Director since: 1974 Committees: •None

Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb served as a director of RLJ Entertainment, Inc. from April 2012 to June 2015 and of Oppenheimer Holdings Inc. from May 2013 to May 2015.

Qualifications

Mr. Goldfarb has significant knowledge of all facets of our company. His long history with G-III, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

SAMMY AARON Vice Chairman and President, G-III; Chief Executive Officer, Calvin Klein divisions	Age: 59 Director since: 2005 Committees: •None

Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005 and President since September 2016. Mr. Aaron is also the Chief Executive Officer of our Calvin Klein divisions.

Qualifications

Mr. Aaron has over 35 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

THOMAS J. BROSIG President, Nikki Beach Worldwide; President and Chief Executive Officer, Penrod’s Restaurant Group Independent	Age: 69 Director since: 1992 Committees: •Audit •Nominating and Corporate Governance Financial Expert

Since January 2017, Mr. Brosig has been President of Nikki Beach Worldwide and President and Chief Executive Officer of Penrod’s Restaurant Group. From 2013 to 2016, Mr. Brosig was a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment.

Qualifications

Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

60 \

Proposal No. 1 Election of Directors

ALAN FELLER Former Chief Financial Officer, G-III Independent	Age: 77 Director since: 1996 Committees: •Audit Financial Expert

Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant.

Qualifications

Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.

JEFFREY GOLDFARB Executive Vice President and Director of Strategic Planning, G-III	Age: 42 Director since: 2009 Committees: •None

Mr. Goldfarb has been our Executive Vice President and Director of Strategic Planning since June 2016. From 2004 to June 2016, Mr. Goldfarb served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Delivering Good, formerly K.I.D.S./Fashion Delivers, a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney.

Qualifications

Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

VICTOR HERRERO Fashion industry consultant; former Chief Executive Officer and Director of Guess?, Inc. Independent	Age: 50 New nominee

Mr. Herrero was Chief Executive Officer and a  Director of Guess?, Inc., the global lifestyle brand, from August 2015 to February 2019. Prior to joining Guess?, starting in 2003, he spent more than 12 years at Inditex Group, the large fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius, holding several senior executive roles. Most recently he was Head of Asia Pacific where he was responsible for all aspects of Inditex’s Asia business for all brands. Prior to joining Inditex Group, Mr. Herrero served as a management consultant for Arthur Andersen in Asia from 1998 to 2002. Mr. Herrero is currently a non-executive director of Coppel, SA, Global Fashion Group and Clarks.

Qualifications

Mr. Herrero’s extensive experience in Europe and Asia, two of the areas in which we are looking to expand our business, and his experience and operational knowledge in the retail and apparel industries are expected to be of great value to us.

JEANETTE NOSTRA Senior Advisor and Former President, G-III	Age: 67 Director since: 2003 Committees: •None

Ms. Nostra is currently a senior advisor at G-III. She served as G-III’s President from April 1997 to September 2013. From March 2008 to July 2011, Ms. Nostra also acted as President of the G-III’s Andrew Marc division.

Qualifications

G-III has employed Ms. Nostra since 1981, and her responsibilities have included sales, marketing, product development and licensing for selected divisions, as well as business development for international sales. As a result, she brings broad knowledge about our business to the Board.

2019 PROXY STATEMENT / 61

Proposal No. 1 Election of Directors

LAURA POMERANTZ Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield; Principal and Chief Executive Officer, Laura Pomerantz Real Estate LLC Independent	Age: 71 Director since: 2005 Committees: •Compensation Other Current Public Company Boards: •Retail Opportunity Investments Corp.

Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 2007, she has served as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz has also been nominated for election as a director of Mack-Cali Realty Corporation, with the vote scheduled to take place at the annual meeting of the stockholders of Mack-Cali Realty Corporation to be held on June 12, 2019.

Qualifications

Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

WILLEM VAN BOKHORST Managing Partner, STvB Advocaten Independent	Age: 73 Director since: 1989 Committees: •Audit •Compensation

Mr. van Bokhorst has been Managing Partner of STvB Advocaten, a Curaçao law firm with offices in Curaçao, Amsterdam and New York, for more than twenty-five years.

Qualifications

Mr. van Bokhorst has significant international business and legal experience that are valuable assets to our Board.

CHERYL VITALI General Manager for the Kiehl’s Worldwide division, L’Oréal Independent	Age: 58 Director since: 2011 Committees: •Nominating and Corporate Governance

Ms. Vitali has been the General Manager for the Kiehl’s Worldwide division of L’Oréal, a leading cosmetics and beauty products company, where she oversees the worldwide strategy, product innovation and retail and digital marketing plans for the Kiehl’s brand since 2010. She has been with L’Oréal since 2003 and has also served as Senior Vice President—Marketing for the Lancôme brand from 2009 to 2010 and the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oréal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company, and Procter and Gamble.

Qualifications

Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product and branding expertise that is of great benefit to our Board.

62 \

Proposal No. 1 Election of Directors

RICHARD WHITE Chief Executive Officer, Aeolus Capital Group LLC Independent

Age: 65

Director since: 2003

Committees:

•Audit

•Compensation

•Nominating and Corporate Governance

   Financial Expert

Lead Independent Director

Other Current Public Company Boards:

•Escalade Inc.

•Legacy Acquisition Corp.

Mr. White has been Chief Executive Officer of Aeolus Capital Group LLC, an investment management firm, since May 2017. From June 2004 until April 2017, Mr. White was a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Since 2004, Mr. White has been a director of Escalade Inc., a manufacturer of sporting goods. Since 2017, Mr. White has served as a director of Legacy Acquisition Corp., a blank check company that intends to engage in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Mr. White served as a director of Real Goods Solar, Inc., a residential and commercial solar energy company, from December 2013 until December 2014. Mr. White previously served as a director of G-III from November 1991 to July 1993.

Qualifications

Mr. White is a Certified Public Accountant and has been a high-level participant in the investment banking, private equity and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

 Committee Chair

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.

The Board of Directors deems the election as directors of the eleven nominees listed above to be in the best interests of G-III and our stockholders and recommends a vote FOR their election.

2019 PROXY STATEMENT / 63

PROPOSAL NO. 2  ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2017 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.

The “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and has conducted extensive stockholder outreach to actively solicit input that helped shape the Compensation Committee’s redesign of our Company’s executive compensation program. To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any additional actions are necessary to address those concerns.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.

The Board of Directors deems Proposal No. 2 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

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PROPOSAL NO. 3  APPROVAL OF AMENDMENT TO OUR 2015 LONG-TERM INCENTIVE PLAN

General Information

In 2015, our Board of Directors and stockholders adopted the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan (as amended to date, the “2015 Plan”). Our stockholders are being asked to approve an amendment to the 2015 Plan to increase the number of shares that may be issued under the 2015 Plan by 2,500,000 shares, as set forth in this Proposal No. 3. Our Board of Directors adopted this amendment to the 2015 Plan on March 28, 2019, subject to approval by our stockholders at our Annual Meeting.

The 2015 Plan allows us to make various forms of equity- and cash-based incentive compensation awards to our officers, employees and other eligible personnel. The 2015 Plan has afforded our Board and the Compensation Committee the ability to offer a variety of compensatory awards designed to advance our interests and long-term success by encouraging stock ownership among our executives, key employees, directors and other service providers and, correspondingly, increasing their personal involvement with our future.

Long-term equity and other forms of incentive compensation have been and are expected to continue to be necessary and key components of our overall compensation program. The Board believes that our ability to grant equity-based incentive compensation under the 2015 Plan will enable us to meet several objectives that are important to the success and growth of our business, including, for example, fostering an ownership mentality that aligns the interests of our management and other personnel with those of our stockholders, and enabling us to attract, motivate, reward and retain talented individuals whose skills, experience and efforts are essential to the continuing success and development of our business and the enhancement of stockholder value. In determining the number of shares to be requested, we considered our historical three-year burn rate, as well as the publicly disclosed views of stockholders and proxy advisory firms.

As of the record date of April 22, 2019, a total of 48,921,735 shares  (excluding treasury shares) of our Common Stock were issued and outstanding. On that date, the reported closing price per share of our Common Stock on the Nasdaq Global Select Market was $42.22 per share.

There are currently 2,500,000 shares authorized under the 2015 Plan, of which 515,028 have been issued, 1,376,247 are covered by outstanding RSU awards, 486,346 are covered by outstanding PSU awards (assuming awards are settled at the maximum performance target),  8,245 are covered by outstanding stock option grants and 123,134 shares are currently available for future grant. We do not believe that this leaves enough shares available for future grants consistent with past practice. The Board has approved an increase of 2,500,000 shares in the number of shares authorized under the 2015 Plan which would make 2,623,134 shares available for future grant (assuming all awards are settled in full in shares). If the proposed amendment to the 2015 Plan is not approved, we will lose what has become an indispensable part of our compensation program. The Board believes we would therefore face serious challenges to our ability to attract and retain management, non-employee directors and other key personnel which, if not otherwise addressed, would adversely affect our business. In short, the Board believes strongly that approval of the amendment to the 2015 Plan will serve the best interests of G-III and our stockholders and that, if the amendment to the 2015 Plan is not approved, our business and the interests of our stockholders will be harmed. If the proposed amendment is not approved by our stockholders, the 2015 Plan will remain in effect in its present form.

REASONS FOR STOCKHOLDER APPROVAL

The Board seeks stockholder approval of the amendment to the 2015 Plan in order to meet requirements of the Nasdaq Global Select Market, on which our shares are listed. Stockholder approval of the amendment to the 2015 Plan will also permit us to grant “incentive stock options” (within the meaning of Section 422 of the Code), which may provide more favorable tax treatment to employees. In addition, we regard stockholder approval of the amendment to the 2015 Plan as desirable and consistent with our past practice and with corporate governance best practices generally.

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Proposal No. 3 Approval of Amendment of Our 2015 Long-Term Incentive Plan

SUMMARY OF MATERIAL CHANGES

The amendment approved by the Board would increase the number of shares of Common Stock that may be issued under the 2015 Plan by 2,500,000 shares.

SUMMARY OF THE 2015 PLAN

A general description of the principal terms of the 2015 Plan adopted by the Board is set forth below. This description is qualified in its entirety by reference to the full text of the 2015 Plan (including the amendment described in this Proposal No. 3), set forth in Appendix A.

TYPES OF AWARD; ELIGIBILITY

The 2015 Plan enables us to grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other forms of equity-based awards and performance-based cash incentive awards to our and any of our subsidiaries’ employees, non-employee directors, consultants, independent contractors and other service providers and to grant “incentive stock options” (within the meaning of Section 422 of the Code) to our and any of our subsidiaries’ employees. We estimate that the total number of eligible persons currently is approximately 7,400; a total of 113 employees and directors hold outstanding equity awards under our 2015 Plan.

AUTHORIZED SHARES; SHARE-COUNTING RULES

We would be able to issue up to 2,623,134 shares of our Common Stock (including authorized shares remaining under the 2015 Plan prior to this amendment) pursuant to new awards made under the 2015 Plan, subject to the following share-counting rules:

•

The total number of shares covered by an award of stock appreciation rights that is settled in shares (and not just the number of shares issued in settlement of the award) will be deemed to have been issued;

•

Shares that are used or withheld to satisfy the exercise price or tax withholding obligations under an award will be deemed to have been issued under the 2015 Plan and will not be available for issuance under future grants;

•	Shares purchased by us with cash received from the exercise of an option will not be available for awards made under the 2015 Plan; and
•	The following shares will be deemed not to have been issued and will remain available for issuance under new awards:
(a)	shares covered by an option or stock appreciation right that is forfeited or otherwise terminated or canceled for any reason other than exercise;
(b)	shares covered by restricted stock, restricted stock unit or other awards that are forfeited;
(c)	shares covered by an award that is settled in cash or that otherwise terminates without shares being issued; and
(d)	shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company or a combination with another company.

INDIVIDUAL AWARD LIMITATIONS

No more than 400,000 shares may be issued pursuant to awards granted to any individual in any fiscal year. The maximum performance-based cash incentive award that may be made to any individual under the 2015 Plan for any fiscal year is $10,000,000.

ADJUSTMENTS FOR CAPITAL CHANGES

In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend or other capital change involving the outstanding shares of our Common Stock, the aggregate number of shares that may be issued under the 2015 Plan, the fiscal year share limitations on individual awards, the number, class and exercise price of shares covered by outstanding

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Proposal No. 3 Approval of Amendment of Our 2015 Long-Term Incentive Plan

awards and performance goals expressed in or with respect to shares will be subject to equitable adjustment in order to avoid undue dilution or enlargement of the benefits available under the 2015 Plan and any outstanding awards.

ADMINISTRATION

In general, the Compensation Committee of the Board, acting in its discretion, has full authority and responsibility for administering the 2015 Plan. Subject to the terms of the 2015 Plan, the Compensation Committee may select the persons who will receive awards, determine the types of awards to be granted and prescribe the terms and conditions of such awards. The Compensation Committee is also responsible for construing, interpreting and applying the provisions of the 2015 Plan and of any award made under the 2015 Plan, and its decisions and determinations are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the 2015 Plan, unless attributable to fraud or willful misconduct.

VESTING LIMITATIONS

The Compensation Committee does not have the authority to accelerate the vesting of an outstanding award by reason of a participant’s termination of employment unless either (a) the termination is in connection with a change in control of our company (as defined in the 2015 Plan) or on account of the participant’s death, disability or retirement, or (b) the termination occurs for any other reason and the net number of shares that would be issued because of the acceleration is not more than 10% of the aggregate number of shares that may be issued under the 2015 Plan. In addition, all share-based awards granted by the Compensation Committee must provide a vesting condition of at least one year.

STOCK OPTIONS

The Compensation Committee may grant stock options under the 2015 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Stock options granted under the Plan may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as nonqualified options (i.e., options which do not qualify as “incentive stock options”). The exercise price of any stock option granted under the 2015 Plan must be at least equal to the fair market value of our Common Stock on the date the option is granted (110% of fair market value in the case of “incentive stock options” granted to ten percent stockholders). The maximum term of an option granted under the 2015 Plan is ten years (five years in the case of “incentive stock options” granted to ten percent stockholders).

STOCK APPRECIATION RIGHTS

The Compensation Committee may grant stock appreciation rights under the 2015 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. A stock appreciation right allows the participant to receive payment, in cash and/or shares of our Common Stock, equal to the difference between the fair market value of our Common Stock on the date the stock appreciation right is exercised, and the base price specified in the award. The base price must be at least equal to the fair market value of our Common Stock on the date the stock appreciation right is granted. The maximum term of a stock appreciation right granted under the 2015 Plan is ten years.

RESTRICTED STOCK

The Compensation Committee may grant restricted stock awards under the 2015 Plan, pursuant to which shares of our Common Stock are issued to the participant subject to specified vesting and other terms and conditions. In general, the holder of restricted shares will have all of the rights of a stockholder with respect to such shares. Dividends on restricted shares will be subject to the same vesting, forfeiture and payment terms and conditions that apply to the restricted shares. In general, if the recipient of a restricted stock award terminates employment or service, any unvested shares will be forfeited.

RESTRICTED STOCK UNITS

The Compensation Committee may grant restricted stock units under the 2015 Plan. Restricted stock units represent the right to receive shares of our Common Stock in the future, subject to specified vesting and other terms and conditions. Vested restricted stock units may be settled in cash and/or shares of our Common Stock. The holder of restricted stock

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Proposal No. 3 Approval of Amendment of Our 2015 Long-Term Incentive Plan

units may not vote the underlying shares before the units become vested and the shares are issued. The Compensation Committee may provide for the crediting of dividend equivalents with respect to restricted stock units (based upon dividends paid to our stockholders), subject to applicable vesting and payment conditions. In general, if the recipient of restricted stock units terminates employment or service, any unvested restricted stock units (and related dividend equivalents) will be forfeited.

OTHER FORMS OF STOCK AWARD; PERFORMANCE-BASED CASH INCENTIVE AWARDS

The Compensation Committee may grant other forms of awards under the 2015 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, shares of our Common Stock, including, for example, performance share awards, performance unit awards, stock bonus awards and dividend equivalent awards. Any such other awards will be settled in the form of cash and/or shares of our Common Stock and will be subject to the provisions of the 2015 Plan and any vesting and other terms and conditions prescribed by the Compensation Committee. In addition, the 2015 Plan authorizes the Compensation Committee to make annual and/or long-term cash incentive awards that are contingent on the achievement of pre-established performance goals and such other terms and conditions as the Compensation Committee may prescribe.

SECTION 162(m) PERFORMANCE AWARDS AND GOALS

Prior to the amendments to Section 162(m) of the Code effected by the 2017 Tax Act, Section 162(m) imposed a $1 million deduction limit on annual compensation paid to each of our Named Executive Officers (other than our Chief Financial Officer) and it also provided an exemption from this deduction limit for “performance-based compensation” that met certain conditions. The 2015 Plan authorizes our Compensation Committee to grant restricted stock, restricted stock units, cash and other incentive awards that were intended to qualify for this exemption, which currently applies only to awards granted on or prior to November 2, 2017 (and that are not materially modified on or after that date) pursuant to transition relief contained in the 2017 Tax Act. In general, to the extent that the deduction for performance-based compensation remains available to us under Section 162(m) of the Code, a performance-based award made under the 2015 Plan may qualify for the performance-based compensation exemption if, among other things, the amount earned under the award and/or vesting of the award is conditioned upon the attainment of objective performance goals that are pre-established by the Compensation Committee and that are based upon any one or more of the following performance factors, in each case taking into account such adjustments and other objective factors the Compensation Committee may specify at the time a performance goal is established:

(a)	revenues on a corporate or product by product basis, gross profit or gross profit growth;
(b)	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items;
(c)	net income or net income per share (basic or diluted);
(d)	return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales and return on equity;
(e)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;
(f)	economic value created or added;
(g)	operating margin or profit margin;
(h)	expense or cost targets;
(i)	objective measures of customer satisfaction;
(j)	working capital targets;
(k)	inventory control;
(l)	debt targets;
(m)	implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or
(n)	share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

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Proposal No. 3 Approval of Amendment of Our 2015 Long-Term Incentive Plan

In establishing performance goals with respect to an award intended to qualify for the Section 162(m) performance-based compensation exemption, to the extent the exemption remains available to us, the performance factors listed above may be expressed by reference to our performance and/or the performance of any one or more subsidiaries and/or the performance of any of our or any subsidiary’s divisions, business segments or business units, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Compensation Committee may adjust performance goals as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of an award, including without limitation:

(a)	restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges,
(b)	an event either not directly related to our operations or not within the reasonable control of our management,
(c)	acquisitions and divestitures, or
(d)	changes in generally accepted accounting principles.

If dividends or dividend equivalents are paid or credited on performance-based awards, they will be subject to the same performance conditions as apply to the underlying awards.

TRANSFERABILITY OF AWARDS

In general, awards made under the 2015 Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee.

RECOUPMENT OF AWARDS

The 2015 Plan provides that shares and/or cash distributed pursuant to awards made under the 2015 Plan are subject to our incentive compensation clawback policies as in effect from time to time and, as applicable, the clawback requirements of Section 954 of the Dodd-Frank Act.

NO REPRICING OF AWARDS

Without the approval of our stockholders, we may not (a) reduce the exercise price of options or stock appreciation rights, (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with a lower exercise price or (c) cancel options or stock appreciation rights in exchange for cash or securities at a time when the per share exercise price is higher than the per share fair market value of our Common Stock.

PAYMENT OF EXERCISE PRICE AND TAX WITHHOLDING

In general, the exercise price under a stock option and tax withholding obligation resulting from the exercise or settlement of an award may be satisfied in cash and/or in such other ways as the Compensation Committee may permit. If the withholding obligation is satisfied by the participant’s delivery of previously-owned shares or by our issuing a net amount of shares pursuant to which we hold back shares that would otherwise be issued in connection with such settlement the amount of tax covered by share withholding must be based on a rate that is not less than the minimum applicable withholding rate and may be based on a rate that does not exceed the maximum individual statutory rate in the Participant’s applicable tax jurisdiction(s).

CHANGE IN CONTROL

If, in connection with a “change in control” (as defined in the 2015 Plan), existing awards are continued or converted into substantially equivalent awards of the successor company, then the existing or substitute awards will generally remain governed by their respective vesting and other terms and conditions, except that (a) any performance-based earnout condition will be deemed to have been satisfied at the greater of the target level or the level that would have been attained if the pre-Change in Control performance had continued at the same rate through the end of the performance period, and (b) vesting of the awards will accelerate if, within two years after the change in control, the participant’s employment terminates by reason of death, or is terminated by the successor company without “cause” or by the participant for “good

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Proposal No. 3 Approval of Amendment of Our 2015 Long-Term Incentive Plan

reason” (as those terms are defined in the 2015 Plan). If an existing award is not continued, assumed or converted into a substantially similar award upon a change in control, then any performance-based earnout condition will be deemed to have been satisfied at the maximum level, the award will be deemed to be fully vested immediately prior to the change in control and, to the extent not previously exercised or settled, the award will be canceled at the time of the change in control in exchange for the right to receive the change in control transaction value of the award.

AMENDMENT AND TERMINATION

The Board may amend or terminate the 2015 Plan, provided such action does not have an adverse effect on any then outstanding awards. Amendments to the 2015 Plan will be subject to stockholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the shares reserved under a plan or other material modifications, but such rules do not require that all amendments be submitted to stockholders. Therefore, it is possible that the 2015 Plan could be amended in ways that increase the cost to us without further stockholder approval.

TERM OF THE 2015 PLAN

Our stockholders approved the 2015 Plan at our 2015 Annual Meeting held on June 30, 2015. The 2015 Plan terminates on the tenth anniversary of the date of its approval by our stockholders.

CERTAIN U.S. INCOME TAX CONSEQUENCES

Set forth below is a brief summary of material U.S. income tax consequences applicable to awards made under our 2015 Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the 2015 Plan.

▪	NONQUALIFIED STOCK OPTIONS

A nonqualified stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Code. The grant of a nonqualified stock option is not a taxable event. In general, a participant who exercises a nonqualified stock option will realize ordinary income on the date the option is exercised equal to the excess of the value of the shares acquired on that date over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. In general, the participant’s tax basis in the shares will be equal to the value of the shares on the date the option is exercised, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

▪	INCENTIVE STOCK OPTIONS

In general, no taxable event will occur upon either the grant or exercise of an option that qualifies as an “incentive stock option” under Section 422 of the Code (although the exercise may have alternative minimum tax consequences to the participant). A participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the participant sells the shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a tax deduction. If the participant sells the shares before the end of either of those two holding periods, any gain realized on the sale will be taxable as ordinary income to the extent that the value of the shares on the date the option is exercised exceeds the option exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a tax deduction equal to any ordinary income realized by the participant upon the sale of the shares, subject to the limitations of Section 162(m) of the Code.

▪	STOCK APPRECIATION RIGHTS

The grant of a stock appreciation right is not a taxable event. In general, a participant will realize ordinary income when a stock appreciation right is exercised, equal to the value of the shares of our Common Stock and/or the amount of cash received by the participant in connection with such exercise, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in the shares will be equal to the exercise-date

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Proposal No. 3 Approval of Amendment of Our 2015 Long-Term Incentive Plan

value of the shares received, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

▪	RESTRICTED STOCK

In general, a participant who receives shares of restricted stock will not realize taxable income unless and until the shares become vested, at which time the participant will realize ordinary income equal to the then fair market value of the vested shares and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant may make an early income election within 30 days after he or she receives shares of restricted stock, in which case the participant will realize ordinary income on the date the shares are received equal to the fair market value of the shares on that date (determined without regard to the restrictions), and we would be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. If an early income election is made, no income would be realized if and when the shares become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares were issued to the participant (in the form of restricted shares).

▪	RESTRICTED STOCK UNITS AND OTHER AWARDS

In general, a participant who receives shares of our Common Stock and/or cash in settlement of a restricted stock unit award will realize ordinary income equal to the then value of the shares and/or cash he or she received, and we will have a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. Similarly, if a participant receives cash and/or shares pursuant to a performance unit, performance share or other form of award under Plan, then, in general, the participant will realize ordinary income upon such receipt equal to the then fair market value of the shares and/or the amount of cash received, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any such shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

▪	WITHHOLDING

We have the right to deduct or withhold, or require a participant to remit to us, any amounts sufficient to satisfy applicable tax withholding requirements arising in connection with the exercise, vesting, lapse of restrictions or other taxable event pertaining to any awards made under the 2015 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit any such withholding requirement to be satisfied, in whole or in part, by delivery of, or withholding from the award, shares. If shares of our Common Stock to be issued pursuant to awards under the 2015 Plan are withheld to satisfy the participant’s tax withholding obligations, the withholding must be based upon a tax rate that is no less than the minimum applicable withholding rate and up to the maximum applicable withholding rate.

NEW PLAN BENEFITS

Future grants under the 2015 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the 2015 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2015 Plan.

The Board of Directors deems Proposal No. 3 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP, G-III’s independent registered public accounting firm.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

REVIEW OF AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2019 as prepared by management and audited by Ernst & Young LLP and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

RECOMMENDATION

In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2019 be included in G-III’s Annual Report on Form 10‑K for that fiscal year.

Audit Committee

Alan Feller, Chairman
Willem van Bokhorst
Thomas Brosig
Richard White

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

Fiscal Year Ended January 31,
	2019	2018
Audit fees	$ 2,803,000	$ 2,976,000
Audit-related fees	$ 48,000	$ 5,000
Tax fees	$ 932,000	$ 1,294,000
All other fees	$ 5,000	$ 5,000
Total	$ 3,788,000	$ 4,280,000

AUDIT FEES

Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10‑K, the audit of management’s assessment and overall effectiveness of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10‑Q, statutory audits of foreign subsidiaries during each fiscal year and audit work related to the adoption of the new revenue recognition standard and implementation of the new leasing standard.

AUDIT-RELATED FEES

In fiscal 2019, audit-related fees included due diligence and employee benefit plan audit fees. In fiscal 2018, audit-related fees were with respect to our employee benefit plan audit.

TAX FEES

Tax fees include services related to U.S. and international tax compliance, assistance with tax audits, tax advice and tax planning. These services also included services related to sales and use tax administration, transfer pricing studies, transaction tax matters and assistance on miscellaneous international tax issues.

ALL OTHER FEES

All other fees include services related to an accounting research tool.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services, which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

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PROPOSAL NO. 4  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020. Ernst & Young LLP has served as our auditors since 2000. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2019. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such person desires to do so and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors deems Proposal No. 4 to be in the best interests of us and our stockholders and recommends a vote FOR approval thereof.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics and Conduct that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and Conduct and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written Related Party Transactions Policy. The Policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this Policy. However, our Policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in this Proxy Statement and our Audit Committee ratified the approval by our Compensation Committee.

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman and Chief Executive Officer and a director of G-III, is our Executive Vice President and Director of Strategic Planning.  Mr. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. Mr. Jeffrey Goldfarb is also a member of our Board of Directors and a Named Executive Officer. His compensation for the fiscal year ended January 31, 2019 is discussed in the “Compensation Discussion and Analysis” and in the Fiscal 2019 Summary Compensation Table, other tables relating to equity awards and the related narrative disclosure above. His employment agreement and executive transition agreement are also described elsewhere in this Proxy Statement.

2019 PROXY STATEMENT / 75

STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2020 must be received by us no later than January 9, 2020 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2020 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 15, 2020. If notice is not provided by that date, the persons named in the proxy for the 2020 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2020 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, a the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of shares of G-III which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

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OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

By Order of the Board of Directors

Wayne S. Miller
Secretary
New York, NY
May 3, 2019

A COPY OF OUR ANNUAL REPORT ON FORM 10‑K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

G-III APPAREL GROUP, LTD.
ATTENTION: INVESTOR RELATIONS
512 SEVENTH AVENUE
NEW YORK, NEW YORK 10018

2019 PROXY STATEMENT / 77

APPENDIX A

G-III Apparel Group, Ltd.

Amended 2015 Long-Term Incentive Plan

(as proposed to be amended and restated as of June __, 2019)

GENERAL

1.1        Purpose. The purpose of the Plan is to establish a vehicle through which the Company can provide equity-based and other incentive compensation opportunities in order to facilitate its ability to recruit, motivate, reward and retain qualified individuals who contribute or are expected to contribute to the success and growth of the Company.

1.2        Eligibility. Awards may be granted under the Plan to any employee or non-employee director of, and any consultant, independent contractor or other person who provides personal services to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees.

1.3        Types of Awards. Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.

ARTICLE 2
Definitions

2.1       “Award” means an award made to an eligible director, employee or consultant under the Plan.

2.2       “Award Agreement” means an agreement, in written or electronic form, between the Company and a Participant setting forth the terms and conditions of an Award.

2.3       “Board” means the Board of Directors of the Company.

2.4       “Cause” has the meaning set forth in Section 9.3(a).

2.5       “Change in Control” has the meaning set forth in Section 9.3(b).

2.6       “Code" means the Internal Revenue Code of 1986, as amended.

2.7        "Committee” means the Compensation Committee of the Board.

2.8        "Company” means G-III APPAREL GROUP, LTD., a Delaware corporation, and any successor thereto.

2.9       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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Appendix A

2.10     “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares covered by the Option and, with respect to an SAR, the baseline price of the Shares covered by the SAR.

2.11     “Fair Market Value” means, as of any relevant date, the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.

2.12     “Good Reason” has the meaning set forth in Section 9.3(c).

2.13     “Incentive Cash Award” means a performance-based cash Award described in Section 7.2.

2.14     “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.15     “Option” means an option to purchase Shares granted pursuant to Section 5.1.

2.16      "Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.17     “Performance-Based Exemption" means the performance-based compensation exemption from the compensation deduction limitations imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.

2.18     “Performance Factors” means any of the factors listed in Section 7.3(b) that may be used for Awards intended to qualify for the Performance-Based Exemption.

2.19     “Plan” means the incentive plan set forth herein, as it now exists or is hereafter amended.

2.20     “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.

2.21     “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.

2.22     “Section 409A” means Section 409A of the Code.

2.23     “Shares” means shares of the Company’s common stock.

2.24     “Stock Appreciation Right” or “SAR” means a right to receive appreciation in the value of Shares that is granted pursuant to Section 5.2.

2.25     “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation

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Appendix A

or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

2.26     “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

ARTICLE 3
ADMINISTRATION

3.1        General. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by the Committee, the composition of which is governed by the Committee’s charter.

3.2        Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have the power and authority to select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award; provided that the Committee may not accelerate the vesting of an outstanding award by reason of the termination of a Participant’s employment unless (a) such termination is in connection with a Change in Control or on account of the Participant’s death, disability or retirement, or (b) such termination occurs for any other reason and the net number of shares the Company would issue by reason of such acceleration of vesting would not exceed 10% of the total number of Shares that may be issued under the Plan.

3.3        Delegation of Authority. To the fullest extent authorized or permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may (i) delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant Awards, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate. The Committee may not delegate its authority with respect to non-ministerial actions relating to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act or Awards that are intended to qualify for the Performance-Based Exemption.

3.4        Indemnification.  The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

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Appendix A

ARTICLE 4
SHARES SUBJECT TO THE PLAN; Individual aWARD limitS

4.1        Shares Issuable under the Plan. Subject to Section 4.3, up to 5,000,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan, any or all of which may (but need not) be issued pursuant to ISOs. For purposes of these limitations, (a) the total number of Shares covered by stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan, and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are covered by or relate to (1) the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) Restricted Stock Awards, RSU Awards or any other forms of Award that are forfeited, (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued, or (4) Shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or a combination of the Company with another Company. Shares that are used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations associated with the vesting or settlement of an Award will not be available for future grant and issuance under the Plan. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company's treasury, or any combination of the foregoing. For the avoidance of doubt, Shares purchased by the Company in the open market with proceeds from a cash exercise of an Option may not be added to the pool of Shares otherwise available under the Plan.

4.2        Individual Award Limitations. No more than 400,000 Shares may be issued pursuant to Awards granted to any Participant in any fiscal year of the Company. No more than $10,000,000 may be earned by any Participant for any fiscal year pursuant to Cash Incentive Awards made under Section 7.2. If the performance period for a Cash Incentive Award covers more than one fiscal year, then, for the purpose of applying the annual limit under the preceding sentence, the amount that may be earned by the Participant for each fiscal year covered by the performance period will be deemed to be equal to the quotient of (a) the maximum amount that may be earned pursuant to the Award, divided by (b) the number of such fiscal years.

4.3        Adjustments for Capital Changes. In the event of a split-up, spin-off, stock dividend, extraordinary cash dividend, recapitalization, consolidation of Shares, reverse stock split or other similar capital change, the number and class of Shares that may be issued under the Plan pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, the number, class and/or Exercise Price (if any) of Shares subject to outstanding Awards and performance goals expressed in or with respect to Shares shall be equitably adjusted by and at the discretion of the Board or the Committee in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any outstanding Award shall always be a whole number. In furtherance of the foregoing, in the event of an “equity restructuring,” each outstanding Award that constitutes a “share-based payment arrangement” (as such terms are defined in FASB Accounting Standards Codification Topic 718) shall be adjusted pursuant to this Section.

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Appendix A

ARTICLE 5
STOCK OPTIONs; Stock Appreciation Rights

5.1        Grant of Company Stock Options. The Committee may grant Options to Participants upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time, provided that each Option shall have a vesting period of at least one year from the date of grant. Each Option will be deemed not to be an ISO (a non-ISO) unless, at the time the Option is granted, the Committee specifically designates such Option as an ISO. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO for any reason, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.

5.2        Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights, or SARs, to Participants, either alone or in connection with the grant of an Option, upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time, provided that SARs shall have a minimum vesting period of one year from the date of grant. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where--

X = the number of whole Shares as to which the SAR is being exercised, and

Y = the excess of (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.

5.3        Exercise Price. The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.

5.4        Repricing and Reloading Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) reduce the Exercise Price under outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with a lower Exercise Price; or (c) cancel outstanding Options or SARs in exchange for cash or other securities at a time when the per Share Exercise Price under such Options or SARs is higher than the Fair Market Value. The Committee may not grant an Option that includes a “reload” feature or make any other Plan Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.

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Appendix A

5.5        Exercise Period of Options and SARs. The Committee may establish such vesting, forfeiture, expiration and other conditions as it deems appropriate (on a grant-by-grant basis) with respect to the exercisability of an Option or SAR; provided, however, that, unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, on the fifth anniversary of the date the ISO is granted).

5.6        Exercise of Options.  A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) the Participant’s surrender of previously-owned Shares, (b) the Company’s withholding Shares that would otherwise be issued if the Exercise Price had been paid in cash, (c) payment pursuant to a broker-assisted cashless exercise program established and made available in accordance with applicable law, (d) any other method of payment that is permitted by applicable law, or (e) any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. Shares tendered or withheld for the payment of the exercise price of an Option will be credited on the basis of the Fair Market Value of such Shares on the date they are tendered or withheld pursuant to such exercise.

5.7        Exercise of SARs. A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of any applicable withholding taxes attributable to such exercise. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

5.8        Termination of Employment or Service. Unless the Committee determines otherwise at the time of grant, or thereafter if no rights of a Participant are thereby reduced, in the event of the termination of a Participant’s employment or service with the Company and its Subsidiaries, (a) the Participant will forfeit any then outstanding unvested Options or SARs, and (b) any then outstanding vested Option or SAR will remain outstanding for a period of at least 90 days (one year if such termination is due to the Participant’s death) following the date of such termination (but in no event longer than the expiration of its stated term.) Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (as such term is defined in Section 9.3(a) below) or at a time when grounds for such a termination exist, the Participant’s then outstanding Options and/or SARs (whether or not previously vested) shall immediately terminate and shall have no further force or effect.

5.9        Rights as a Stockholder. A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and any such Shares are issued to the Participant

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(subject to Section 4.3). The Company will issue such Shares promptly after the exercise of such Option or SAR (to the extent the SAR is settled in Shares) is completed.

ARTICLE 6
RESTRICTED stock and restricted stock unit awards

6.1        Grant of Restricted Stock and RSU Awards. The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made subject to specified conditions and restrictions; and under an RSU Award, the Participant receives the right to receive Shares in the future upon satisfaction of specified terms and conditions. The vesting, forfeiture and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs and Shares covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee and will be set forth in the applicable Award Agreement, provided that each such Award will have a vesting period of at least one year from date of grant.

6.2        Restricted Shares. Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except to the extent otherwise provided under the Plan or the Award Agreement, a Participant who holds unvested Shares pursuant to an outstanding Restricted Stock Award shall have all of the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to the payment and vesting conditions described in Section 6.4 below).

6.3        Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of an RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant. Subject to Section 6.4, the Committee may provide that a Participant who holds RSUs will be entitled to receive dividend equivalent credits based upon the dividends that would have been payable with respect to the Shares covered by the RSUs if such Shares were outstanding.

6.4        Dividends on Restricted Stock and RSU Shares.  If a dividend is declared with respect to outstanding Shares, then, unless the Committee determines otherwise, a corresponding dividend will be credited to a Participant with respect to Shares covered by an outstanding Restricted Stock or RSU Award as if such Shares were outstanding and free of vesting and other conditions and

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Appendix A

restrictions. Dividend credits (if any) will be made in the form of cash or in the form of additional Shares of Restricted Stock or RSUs (based upon the then Fair Market Value per Share) or any combination thereof, all as determined by the Committee. Dividends credited with respect to Restricted Stock and RSU Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms that are applicable to the Shares of Restricted Stock or RSU Shares to which such dividend credits apply and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A.

6.5        Non-Transferability. No Restricted Stock Award and no Shares covered by a Restricted Stock Award, may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.

6.6        Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and unvested RSUs held under an RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

6.7        Timing Requirement for Settlement of RSUs. Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the terms of an RSU Award may expressly provide that settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A.

6.8        Receipt of Shares. A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive such Shares, subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

ARTICLE 7
OTHER forms of AWARD

7.1        Other Share-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights for Shares, and Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Each such Share-based Award will be made upon such vesting, forfeiture, performance and other terms and conditions as the Committee, acting in its discretion, may determine; provided that the vesting or earn out period under any such Award may not be less than one year, and provided further that dividend

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Appendix A

equivalent awards made in conjunction with other Share-based Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms of the corresponding Share-Based Awards and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A. If and when a Share-based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee), with a payment in Shares being based upon their Fair Market Value on the applicable vesting or payment date(s).

7.2        Cash Incentive Awards. The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of a specified performance goal or goals established by the Committee and communicated to the Participant as soon as practicable after the beginning of the applicable performance period and the satisfaction of such other terms and conditions as the Committee may prescribe. A Cash Incentive Award will be payable in the form of a single sum cash payment on or as soon as practicable after the date the Award becomes earned and vested, but in no event later than the 15th day of the third month of the following calendar year. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if (and only if) the Award is exempt from Section 409A or, if not so exempt, the deferred payout complies with the applicable terms and conditions of Section 409A.

7.3        Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards granted under this Article shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

7.4        Dividend Equivalents under Performance-Based Awards. Dividends or dividend equivalents, if any, paid or credited with respect to performance-based Awards will be subject to the same performance conditions as apply to the underlying Awards.

ARTICLE 8
PERFORMANCE-based EXEMPTION awards

8.1        Performance-Based Exemption--General.  If the Committee intends that an Award should qualify for the Performance-Based Exemption (other than Options and SARs which otherwise qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), then, except as otherwise permitted by Section 162(m) of the Code, the grant, exercise, vesting, amount and/or settlement of such Award shall be contingent upon achievement of one or more pre-established, objective performance goals, which shall be prescribed in writing by the Committee not later than 90 days after the commencement of the applicable performance period and in any event before completion of 25% of such performance period in accordance with the requirements of Section 162(m). Such performance goals shall be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee, acting in a manner consistent with Section 162(m) of the Code, may determine. All determinations as to the establishment of performance goals, the amount of cash and/or the number

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of Shares that may be earned, the target level (and, if applicable, minimum and maximum levels) of actual achievement required as a condition of earning the Award, and the earned value of any Award intended to qualify for the Performance-Based Exemption shall be made by the Committee and shall be recorded in writing.

8.2        Performance Factors. Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards intended to qualify for the Performance-Based Exemption, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: (a) revenues on a corporate or product by product basis, gross profit or gross profit growth; (b) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items; (c) net income or net income per share (basic or diluted); (d) return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity; (e) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (f) economic value created or added; (g) operating margin or profit margin; (h) expense or cost targets; (i) objective measures of customer satisfaction; (j) working capital targets; (k) inventory control; (l) debt targets; (m) implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or (n) share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

8.3        Performance Goals. In establishing performance goals with respect to an Award intended to qualify for the Performance Exemption, the applicable Performance Factors may be determined by reference to the Company's performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Committee may prescribe that performance goals under any such Award will be adjusted as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of the Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.

8.4        Discretion.  The Committee shall have the authority, in its discretion, to reduce the formula amount or number of Shares otherwise payable pursuant to an Award that is intended to qualify for the Performance-Based Exemption, but may not increase the amount or number of Shares that would otherwise be payable under any such Award; provided that, in the case of an Award intended to constitute a “share-based payment arrangement” under FASB ASC Topic 718, the Committee may exercise its discretion under this Section only if such discretion is expressly reserved as part of the original terms of the Award.

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8.5        Certification.  No amount shall be paid and no Shares shall be distributed or released pursuant to an Award intended to qualify for the Performance-Based Exemption unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award.

ARTICLE 9
cHANGE IN CONTROL

9.1        Assumption or Substitution of Outstanding Awards. If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. If the Change in Control does not involve an agreement with a third party, and if the Shares covered by an outstanding Award are still traded on a national securities exchange, then the Committee may unilaterally require that the Award be continued, assumed, converted or substituted in accordance with this Section. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, then such performance conditions shall be deemed to have been satisfied immediately prior to the Change in Control at the greater of (x) the target performance level, or (y) the performance level that would have been attained if the rate or level of performance from the beginning of the performance period through the date of the Change in Control had continued at the same rate through the end of the performance period. If reasonably feasible, the assumed or substituted Award will also provide the participant with an opportunity to earn any remaining portion of the Award (over and above the portion deemed to have been earned under the preceding sentence) based upon the achievement of a performance goal for the entire performance period that is similar in nature to the corresponding performance goal under the original terms of the Award. If, within two years following a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without “Cause” or by the Participant for “Good Reason” (as such terms are defined below), any then outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).

9.2        Awards Not Assumed or Substituted. If a Change in Control occurs and an outstanding Award is not assumed, converted, substituted or continued pursuant to Section 9.1, then such Award will be deemed fully vested and any performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to the Change in Control at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned. Each such Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in

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the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section 11.2, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following the effective time of the Change in Control. Notwithstanding the foregoing, the Committee, acting in its discretion, may prescribe different treatment of an Award in the circumstances governed by this Section, provided that the terms of such different treatment, together with a specific reference to this Section, are set forth in the applicable Award Agreement.

9.3        Certain Defined Terms.

(a)        “Cause” means, with respect to any Participant and unless otherwise specified in the Participant’s Award Agreement, (i) if there is an employment or other services agreement in effect between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (ii) if there is no such employment or other services agreement in effect, “Cause” shall mean (1) a Participant’s repeated failure or refusal to perform the duties of the Participant’s employment, consistent with past practice and his or her position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Participant’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Participant’s performance of any act or the Participant’s failure to act, for which, if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Participant’s performance of any act or the Participant’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Participant to secure any personal profit (other than pursuant to the terms of the Participant’s employment or through the Participant’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Participant or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Participant’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Participant’s illegal use of controlled substances; (8) any act or omission by the Participant involving malfeasance or gross negligence in the performance of the duties of the Participant’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Participant of the duties of the Participant’s employment, relating to any contract, agreement or commitment made by or applicable to the Participant in favor of any former employer or any other person.

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(b)        A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)         any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary of the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, provided, however, that the provisions of this paragraph (a) shall not be applicable to any acquisition directly from the Company; or

(ii)        individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board, but excluding for this purpose any new director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company; or

(iii)      there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv)       there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

(c)        “Good Reason” shall have the meaning ascribed to that term (or a term of like import) in a Participant’s employment agreement or, if such term (or a term of like import) is not defined in the Participant’s employment agreement or there is no such agreement, then “Good Reason” shall mean any of the following events: (i) a material diminution of the Participant’s duties and responsibilities that result in a material adverse effect on the Participant’s status and

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authority, (ii) a change in the principal location of the Participant’s employment to a location more than fifty (50) miles outside of New York City or the Participant’s then current other business location, except for travel reasonably required as part of such employment, (iii) failure to timely pay the Participant any salary or bonus when due, or (iv) any reduction in (1) the Participant’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control, or (2) the amount of annual bonus paid to the Participant after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year. Notwithstanding the foregoing, in order to terminate for “Good Reason,” a Participant must specify in writing to the Company (or the successor or acquiring company or a parent thereof) the nature of the act or omission that the Participant deems to constitute Good Reason and provide the Company (or the successor or acquiring company or a parent thereof) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Participant’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

9.4        No Fractional Shares. In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

ARTICLE 10
AMENDMENT and TERMINATION

10.1      Amendment and Termination of the Plan. The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock exchange listing rules. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the date it is approved by the Company’s stockholders (and the Plan will not become effective unless and until such approval is obtained).

10.2      Outstanding Awards. Except as specifically required or permitted by the Plan or an Award Agreement, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant’s rights, unless the Participant consents thereto. The rights of any person with respect to an Award that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of such termination and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

ARTICLE 11
tax withholding; Section 409a

11.1      Tax Withholding. Each Award and the exercise, vesting and settlement of each Award shall be subject to a Participant’s payment or other satisfaction of any applicable withholding taxes. The

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Committee, in its sole discretion and pursuant to applicable law and such procedures as it may specify from time to time, may require or permit the Participant to satisfy the tax withholding obligation(s) relating to an Award (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid, issued or released pursuant to the Award, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine. The amount of a Participant’s withholding tax obligation that is satisfied in Shares (whether previously-owned or withheld from the Shares that would otherwise be issued or released) shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld. If Shares are withheld for the payment of a Participant’s taxes associated with an Award, the amount of tax covered by such Share withholding must be based upon a rate that is not less than the minimum applicable withholding rate and may be based upon a rate that does not exceed the maximum individual statutory tax rate in the Participant’s applicable tax jurisdiction(s). For the avoidance of doubt, if a Participant’s actual marginal tax rate is lower than the maximum applicable tax rate, the amount of Share-based withholding may be based upon the higher maximum tax rate.

11.2      Section 409A Compliance. It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions, shall be exempt from or comply with Section 409A. Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained herein, the following provisions shall apply with respect to an Award if and to the extent that such Award provides for the payment of “nonqualified deferred compensation” (within the meaning of Section 409A).

(a)        If a Participant becomes entitled to payments (cash or Shares) under the Award on account of the “termination of the Participant’s employment or other service” or words of like import, then such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A.

(b)        If the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then any such payment covered by Section 409A shall be delayed until the first business day following the earlier of (i) the date which is six months after the date of such separation from service, or (ii) the date of the Participant’s death. On the delayed payment date, the Participant (or the Participant’s beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed.

(c)        If a payment covered by Section 409A would be accelerated on account of the occurrence of a “Change in Control,” then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in Control or, if earlier, on the date of the termination of the Participant’s employment or service (without regard to any further service or performance conditions that otherwise would have applied).

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(d)        Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

ARTICLE 12
miscellaneous

12.1      Non-Transferability. Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to the consent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO), SAR or RSU to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes, and provided further that such transfer is permitted by applicable law and does not give rise to tax under Section 409A. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.

12.2      Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company of all or substantially all of the business and/or assets of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, and the term “Company” as used herein shall be construed accordingly.

12.3      Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4      Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.5      Transfer Orders; Placement of Legends.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the

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Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

12.6      Nonexclusivity of the Plan.  No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

12.7      Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable for such purposes and shall be in such form (including, without limitation, as an appendix to the Plan) as the Committee deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.

12.8      Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

12.9      Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954.

12.10    Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

12.11    Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations made by the Committee in connection with the exercise of its authority and responsibilities under the Plan (including, without limitation, decisions and determinations relating to the construction, interpretation and administration of the Plan or any Award), shall be final, binding and conclusive on all persons.

12.12    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

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G-III APPAREL GROUP, LTD.				Shareowner Services P.O. Box 64945 St. Paul, MN 55164‑0945

Address Change? Mark box, sign, and indicate changes below:						☐

		The Board of Directors Recommends a Vote FOR all listed nominees for directors in
		Proposal 1, and FOR Proposals 2, 3 and 4.

1.	Election of directors:	01	Morris Goldfarb	05	Jeffrey Goldfarb	09	Willem Van Bokhorst	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
		02	Sammy Aaron	06	Victor Herrero	10	Cheryl L. Vitali		(except as marked)
		03	Thomas J. Brosig	07	Jeanette Nostra	11	Richard White
		04	Alan Feller	08	Laura Pomerantz

					Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3.	Advisory Vote to approve the compensation of named executive officers:					☐	For	☐	Against	☐	Abstain

3.	Proposal to approve amendment of our 2015 Long-Term Incentive Plan:					☐	For	☐	Against	☐	Abstain

4	Proposal to ratify the appointment of Ernst & Young LLP:					☐	For	☐	Against	☐	Abstain

5. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2, 3 and 4.  If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4.    Any and all proxies heretofore given by the undersigned are hereby revoked.

Date							Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 13, 2019

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 13, 2019

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 13, 2019, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.